As filed with the Securities and Exchange Commission on March 10, 2006

                                                                                                                Registration No. 333-130380

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUDA COAL, INC.

(Name of small business issuer in its charter)

FLORIDA	2800	65-1129912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

426 Xuefu Street, Taiyuan, Shanxi Province, The People's Republic of China

   011 86 351 228 1300

(Address and telephone number of principal executive offices and place of business)

________________________

(Name, address and telephone of agent for service)

Keating Securities, LLC

5251 DTC Parkway

Greenwood Village, CO 80111

_____________________________

Copies to:

Janet N. Gabel, Esq.

Omer Ozden, Esq.

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, NY 14203

(716) 856-4000

_____________________________

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 10, 2006

PUDA COAL, Inc.

53,900,000 Shares of Common Stock

__________________

This prospectus relates to the offer for sale of up to 53,900,000 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders throughout this document.  We will not receive any of the proceeds of this offering.

          The common stock is traded in the over-the-counter market and prices are quoted on the NASD Bulletin Board under the symbol "PUDC." On March 6, 2006, the last reported bid price was $4.65. Except under certain circumstances, the Selling Security Holders will sell the shares from time to time through independent brokerage firms in the over-the-counter market at market prices prevailing at the time of sale.

          Investing in our stock involves substantial risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________

The date of this Prospectus is __________, 2006

TABLE OF CONTENTS

SUMMARY

RISK FACTORS

USE OF PROCEEDS

DILUTION

SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

PLAN OF DISTRIBUTION

LEGAL PROCEEDINGS

OFFICERS AND DIRECTORS

PRINCIPAL STOCKHOLDERS

DESCRIPTION OF SECURITIES

EXPERTS

CHANGE OF ACCOUNTANTS

LIMITATION OF LIABILITY AND INDEMNIFICATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BUSINESS

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

DESCRIPTION OF PROPERTY

MARKET FOR OUR CAPITAL STOCK

DIVIDEND POLICY

MANAGEMENT COMPENSATION

WHERE YOU CAN FIND ADDITIONAL INFORMATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-1

____________________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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- i -

SUMMARY

This summary highlights information found elsewhere in this Prospectus.  Accordingly, it does not contain all of the information which may be important to you.  Prospective purchasers should read the following summary carefully in conjunction with the more detailed information appearing elsewhere in this Prospectus concerning the Company and the Securities being offered, including our financial statements and related notes and the information under "Risk Factors."  As used herein, references to "we", "our", "us", the "Company" refer to Puda Coal, Inc., its subsidiaries and Shanxi Puda Coal Group Co., Inc., a company it controls through contractual arrangement..

Overview

We are a supplier of high-grade metallurgical coking coal to the industrial sector in the People’s Republic of China (the "PRC" or "China"). Our processed coking coal is primarily purchased by coke and steel producers for the purpose of making the coke required for the steel manufacturing process. Our operations are conducted exclusively by an affiliate in China which we control through contractual arrangement.

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a Florida corporation which owns Puda Investment Holding Limited ("BVI"), an International Business Company incorporated in the British Virgin Islands; BVI owns Taiyuan Putai Business Consulting Co., Ltd. ("Putai"), a wholly foreign-owned enterprise established under the laws of the PRC.

Our operations are conducted exclusively through Shanxi Puda Coal Group Co., Ltd., a PRC limited liability company ("Shanxi Coal") wholly owned by our Chief Executive Officer, Zhao Ming (80%) and our Chief Operations Officer, Zhao Yao (20%), both of whom are PRC citizens. Puda Coal does not have a direct equity interest in Shanxi Coal, however, through a series of operating agreements among Putai, Shanxi Coal, Zhao Ming and Zhao Yao ("Operating Agreements"), we manage and control the operations of Shanxi Coal and receive the economic benefits and incur the risks derived from Shanxi Coal's operations. Zhao Ming and Zhao Yao are brothers and significant shareholders of Puda Coal. Zhao Ming owns 70.2% and Zhao Yao owns 6.55% of Puda Coal, and after conversion of all of the notes and exercise of all of the warrants the underlying shares of which are being registered hereunder (the “Conversion”) they will own 41.5% and 10.3%, respectively

The following chart depicts our organizational structure:

Puda Coal, Inc.
"Puda"
100%
Puda Investment Holding Limited
"BVI"
100%
Outside China
In China
Taiyuan Putai Business Consulting Co., Ltd.
"Putai"
Zhao Ming
Zhao Yao
80%
20%
Shanxi Puda Coal Group Co., Ltd.
"Shanxi Coal"

Equity interest

Contractual arrangements: exclusive consulting agreement, operating agreement and technology license agreement, see "Corporate Structure."

Contractual arrangements: exclusive option agreements. For a description of these agreements, see "Corporate Structure."

Although we do not own Shanxi Coal, under accounting principles generally accepted in the United States of America, or U.S. GAAP, Shanxi Coal is included in our consolidated financial statements because our contractual arrangements with that entity provide us with the risks and rewards associated with equity ownership and grant us control over it.  Each of the individual owners of Shanxi Coal have authorized Putai to vote at any meeting or action of the owners of Shanxi Coal and to act as the representative for such owners in all matters respecting Shanxi Coal.

Through our operation and control of Shanxi Coal, we clean raw coking coal which Shanxi Coal purchases from third party coal mines in Shanxi Province.  Shanxi Coal markets the cleaned, high grade coking coal to coke and steel makers in its geographic market.  Our current primary geographic markets include:

•

Shanxi Province

•

Inner Mongolia Autonomous Region

•

Hebei Province

•

Beijing

•

Tianjin

We focus on value-added coal washing processes and specialize in providing the high quality, cleaned coking coal, which is the quality level required to produce steel. The demand for the form of high quality coking coal which we produce through our operation of Shanxi Coal is primarily driven by China's industrial expansion and advancement, which depends on the availability of large amounts of steel for building infrastructure. Shanxi Coal is not a coal mining operation and it does not own any coal mines.

We are supplied raw coking coal by a number of mines in Liulin County, as well as other mines in Shanxi Province.  The high quality raw coking coal we need to source and process to meet the quality level required by steel makers is more difficult to access in China than medium and low quality raw coal, which is a commodity and more readily available. Our primary supplier of high quality raw coking coal is Liulin Jucai Coal Industry Co. Ltd. ("Jucai Coal"), a coal mine that is owned 75% by Zhao Yao, our Chief Operating Officer who owns approximately 17.5% of Puda Coal (10.3% after the Conversion).  In addition to us, Jucai Coal also supplies high grade coal to other unrelated parties; however, we have a preferred supply arrangement with Jucai Coal. Pursuant to a supply agreement with Jucai Coal, Jucai Coal gives us priority over Jucai Coal’s other customers to purchase its high grade metallurgical coking coal. Furthermore, under the terms of the agreement, we receive a discount of approximately $3.70 to $6.17 (RMB30 to RMB50) per metric ton (MT) of coal from the price Jucai Coal charges to its other customers. Furthermore, Jucai Coal is required to maintain the quality of the coking coal at high quality which requires that such coking coal shall have a maximum 0.6% sulfur content, maximum 4% internal ash content, and external ash content of less than 10%.

Pursuant to this supply agreement, Jucai Coal, supplies us with our high quality raw coking coal requirements, and as a result, we believe that we will have access to sufficient high quality coking coal to meet our needs, even as we increase our coal washing capacity.  In 2004 we purchased approximately 40,035 MT of raw coal form Jucai Coal, or about 12.5% of our total purchased raw coal.  In 2005 we purchased approximately 135,273.4 MT from Jucai Coal or 13.7% of our total purchased raw coal. We anticipate we will purchase approximately 300,000 MTs of raw coal from Jucai Coal in 2006.

We also source raw coking coal from two major coal mines located in Liulin County near our cleaning facilities. These mines produce quality coking coal, although not at the quality level that Jucai Coal produces. These suppliers provide raw coking coal with maximum 0.6% sulfur content, 7% internal ash content, and 12 to 14% external ash content.

In addition, we have access to quality raw coking coal through Puda Resources Group Co., Ltd. ("Resources Group"), which is also controlled by Zhao Ming (80%) and by Zhao Yao (20%).  Resources Group has raw coking coal available from its 50%-owned Miao Wan Coal Mine located in Liulin County and its 100%-owned Zhong Yang Coal Mine located in Zhong Yang County, Shanxi Province.  These two mines produce raw coking coal with maximum 0.6% sulfur content, 7% internal ash content, and 12 to 14% external ash content. We have not yet purchased coal from either of these mines and have no immediate plans to do so, but it remains an available option if we require it.

To produce consistent quality clean coking coal meeting steel makers’ specifications (less than 9.5% external ash content and 0.6% maximum sulfur content), Shanxi Coal mixes about 55% to 60% of high quality raw coking coal by weight with 40% to 45% lower quality raw coking coal by weight.  Although the supply of high quality raw coking coal is limited even in Shanxi Province, we have direct access to an abundance of this high quality raw coking coal through (i) Jucai Coal, (ii) Miao Wan Coal Mine and Zhong Yang Coal Mine in which the Zhao brothers’ company has an ownership interest and (iii) two non-related party mines.  Meanwhile, the lower quality raw coking coal is available in more abundance and less difficult to source. Shanxi Coal, our operating company, has over 10 years of experience in sourcing and mixing different quality of raw coals.  Since 1995, Shanxi Coal has processed about 3 million MTs of different quality raw coals and we believe that because of this experience we can produce the optimum raw coking coal mix which typically results in the lowest effective cost per MT of raw coking coal blended input.  An optimum raw coal blend input also is a primary determinate in achieving high processing yield.  Processing yield is measured by the MT of cleaned coking coal produced per MT of raw coal blend inputs.  A lower quality raw coal blend input will generally reduce the yield.  We are typically able to achieve a yield of approximately 0.70 MT of cleaned coal per 1 MT of raw coal, and this yield is expected to increase as a result of the new equipment we have in our new cleaning facilities, one of which is fully operational, the other of which is in the testing phase and is expected to become operational in April of 2006.

Prior to the acquisition of our two new coal washing facilities, which we acquired in late 2005, we had an annual cleaned coal washing capacity of 500,000 MT.  With the acquisition of the two new facilities, we are in the process of significantly expanding that capacity to 2.7 million MT.

The Shanxi Liulin Jucai Plant, which Shanxi Coal leased from Jucai Coal, had an annual capacity of 100,000 MT. The lease for the Shanxi Liulin Jucai Plant expired on December 31, 2005 and was not renewed. The Shanxi Liulin Dongqiang Plant, which Shanxi Coal owns and continues to operate, has an annual capacity of 400,000 MT.

The significant increase to our coal cleaning capacity was through the acquisition of a new facility adjacent to the formerly leased Shanxi Liulin Jucai Plant (the "New Shanxi Liulin Jucai Plant") which has an annual capacity of 1.1 million MT, as well as through the acquisition of a new facility and related land use rights in Zhong Yang County, Shanxi Province (the "New Zhong Yang Plant") which will have an annual capacity of 1.2 million MT.  The New Shanxi Liulin Jucai Plant is fully operational and the New Zhong Yang Plant is still in the testing phase and is expected to be fully operational by April of 2006.  The New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant were both acquired at cost from Resources Group in 2005.

With our significant expansion of coking coal cleaning capacity, we believe that we are well positioned to participate in the early stages of China's modernization of the coal, coking and steel making industries. The Shanxi provincial authorities are not approving the licensing of new mines that produce less than 300,000 MT output per year, are closing mines that produce less than 90,000 MT per year and are consolidating existing mines with outputs between 300,000 and 900,000 into larger mines, in an effort to stream line its coal mining and processing facilities around fewer and larger operations for safety and environmental reasons, as well as industry economics.  By acquiring modern facilities and adhering to Shanxi Province's emissions standards, we have adopted a business strategy that we believe ideally fits the industry's development path and will make us a leader in Shanxi Province's coal industry.

With the additional cleaning capacity and the increased annual production of high quality coking coal from Jucai Coal and other mines owned by company’s controlled by Zhao Ming and Zhao Yao, we expect to achieve significant growth in our business.

Our Company did not become engaged in the coal washing business until July of 2005.  Effective July 15, 2005, we closed an Exchange Agreement ("Exchange Agreement") with Putai, Shanxi Coal, BVI, and each of the members of BVI (the "BVI Members").  At the closing, pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock and ownership interests of BVI from the BVI Members, and the BVI Members contributed all of their interests in BVI to us. In exchange, we issued to the BVI Members 1,000,000 shares of our Series A Convertible Preferred Stock, par value $0.01 per share, which were convertible into 678,500,000 shares of our Common Stock. At the closing, BVI became our wholly-owned subsidiary. BVI, in turn, owns all of the registered capital of Putai, a wholly foreign owned enterprise registered under the laws of the PRC.  Each Preferred Share was convertible into 678.5 shares of our Common Stock. The Preferred Shares immediately and automatically converted into shares of our Common Stock upon the effective date of our 1-for-10 reverse stock split.

It was only in connection with the closing of the Exchange Agreement that we gained operating control over Shanxi Coal.  Shanxi Coal was owned and operated by the Zhao brothers prior to our entering into the Operating Agreements.  Before the closing of the Exchange Agreement, we were known as the Purezza Group, Inc., and were originally formed to market Phoslock, a patented product to remove phosphorus and other oxyanions in natural and industrial waters and wastewater streams. On April 23, 2004, we transferred all of our assets including, cash on hand, the Phoslock product line, and all of our rights under a license agreement for the use of the Phoslock product line, to Purezza Marketing, Inc.  We had no operations from that date until the closing of the Exchange Agreement.

Any information regarding the coal washing operations of Shanxi Coal prior to July 15, 2005 set forth herein relate to the operations of Shanxi Coal prior to our acquiring operational control of that company through the Operating Agreements.

Industry and Competitive Factors

Other industry and competitive factors which we believe will be critical to achieving our growth strategy include:

•

We are a Large Volume Supplier of Coking Coal in China's Top Coal Province. We are in the process of significantly expanding our capacity to 2.7 million MT per year.  One of our new cleaning facilities became operational in late 2005 and the other, which is in testing, expects to become operational in April of 2006.  As such a large volume supplier, we believe we will enjoy certain advantages as we believe our primary customer base of coke and steel makers will continue to focus on suppliers that can deliver large volume, consistently high quality coking coal.

•

Access to Highest Quality Raw Coking Coal.  We have access to the high quality raw coking coal in Liulin County - an area famed as China's "King of Coal", which has high processing yield and low processing cost.  Jucai Coal is giving us priority over its other customers and has agreed to supply us with our entire high quality raw coking coal requirements.

•

Low Cost Producer.   We believe we have a competitive advantage over our competitors because of our processing know-how and experience, modern facilities' operating efficiencies, and our strategic location in Shanxi Province’s Liulin County.  Our new cleaning facilities are projected to increase the amount of cleaned coking coal produced per MT of raw coking coal input from 0.69 - 0.76 MT to 0.83 MT.

•

Rapid Market Growth.  Demand for consistent quality cleaned coking coal is tied to the demand for steel.  China's steel production has continued to grow significantly (up 28% in 2005 over the prior year).  Steel is a key component of the rail systems, bridges, ports, airports, construction projects and car production that are spearheading China's economic growth.  Shanxi Province alone includes independent coke producers that supply 50% of China's coke and 80% of China's exported coke.  With rail line access to Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, we can readily serve China's growing appetite for steel production among our long-standing  customers - mostly, coking companies that supply the steel mills and steel mills with their own coking facilities.

•

New Sales Volumes Already Contracted.  We have already signed supply contracts with some of China's (e.g., Beijing Capital Steel & Iron), totaling 1.6 million MT of annual cleaned coking coal.

RISK FACTORS

We are subject to a number of risks, including those enumerated below. An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties in connection with any investment in our common stock. If the damages threatened by any of the following risks actually occur, our business, financial condition or results of operations, and cash flows would likely suffer significantly. In any of those cases, the value of our common stock could decline significantly, and you may lose all of part of your investment.

Risks Relating to Our Business

We are primarily a holding company and depend on distributions from our subsidiaries to meet our financial obligations.  Our subsidiaries do not own the coal washing operations of Shanxi Coal.

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a corporation which owns BVI; and BVI owns Putai.  Our operations are conducted exclusively through Shanxi Coal, in which we own no equity interest.  Through a series of Operating Agreements among Putai, Shanxi Coal, Zhao Ming and Zhao Yao, we manage and control the operations of Shanxi Coal and receive the economic benefits and incur the risks derived from Shanxi Coal's operations.  If there is a breach of the Operating Agreements by any party, or if the agreements are found to be illegal or not enforceable, we may no longer receive any of the benefits of Shanxi Coal’s operations. The operations of Shanxi Coal are our sole source of revenue.

We rely on a few major customers and the loss of one of these customers could adversely effect our revenues.

A significant portion of our sales are dependent on a few major customers and the loss of, or significant reduction in, purchases by some or all of those largest customers could adversely affect our revenues.  In 2004, 39.2% of our sales in MTs were to our top three major customers, Liudian Burning Materials (15.2%), Liulin Coalmine Washing Plant (13.5%) and Qianyi Jinyan Corp. (10.5%).  Our ability to conclude favorable terms of sale with our major customers may be substantially impaired by our reliance on these three major customers.  Given the large percentage of revenues derived from the sale of cleaned coking coal to these three customers, any adverse developments in their respective operations could have an adverse impact on our results of operations.  In addition, during the same period, 57% of total cleaned coking coal revenues were from sales to our five largest customers.  Our coal sales contracts with our customers are generally for one-year terms, which may be renewed at the end of the term for an additional one year. These agreements may not be renewed or extended and those customers may not continue to purchase cleaned coking coal from us.  If purchases from these customers are significantly reduced, our financial condition and results of operations could suffer materially.

Our future operating results may be affected by fluctuations in raw material prices.  We may not be able to pass on increases to customers.

Our operating profits may be negatively effected by fluctuations in the price of raw coking coal. We are subject to short-term coal price volatility and may be forced to purchase raw coking coal at higher prices and may be unable to pass the cost increase of raw coal on to customers. This may adversely affect gross margins and profitability.  Our sales agreements with customers generally contain provisions that permit the parties to adjust the contract price of the cleaned coking coal upward or downward at specified times.  For example, we may adjust these contract prices because of increases or decreases in the price of raw coal from our mining suppliers, general inflation or deflation, or changes in the cost of producing raw or cleaned coking coal caused by such things as changes in taxes, fees, royalties or the laws regulating the mining, production, sale or use of coal. However, if we fail to agree on a price with our customer under these provisions, many agreements permit the customer to terminate the contract or refuse to buy all of the quantities contracted for.  Market prices for raw coking coal generally increased in most regions in China in 2004 and 2005.  Top quality raw coking coal is critical to our maintaining operating efficiencies and delivering cleaned coal to our customers which meets their specifications.  Since top quality raw coking coal is more limited in supply, its price tends to be more volatile.  A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as pig iron, steel and concrete. This may in turn lead to a fall in demand for our products.

The demand for our product is cyclical and is affected by industrial economic conditions.

Because we do not export our product from China, our business and operating results are primarily dependent upon China’s domestic demand for cleaned coking coal.  However, because the domestic demand for coal in China is impacted by the international demand for coal, we are also susceptible to fluctuations in the international markets.  The domestic and international coking coal markets are cyclical and exhibit fluctuation in supply and demand from year to year and are subject to numerous factors beyond our control, including, but not limited to, the economic conditions in China, the global economic conditions and fluctuations in industries with high demand for coal, such as the steel and power industries.  A significant decline in demand or excess supply for cleaned coking coal may have a material adverse effect on our business and results of operations.

In addition, nearly all of our sales are concentrated in the central and northern area of China. Accordingly, we are susceptible to fluctuations in business caused by adverse economic conditions in those regions. Difficult economic conditions in other geographic areas into which we may expand may also adversely affect our business, operations and finances.

If any of Shanxi Coal's coal sales agreements terminate or expire, our revenues and operating profits could suffer.

A substantial portion of our sales are made under coal sales agreements, which are important to the stability and profitability of our operations. It is common business practice in China that coal purchase and sale agreements are signed for one year terms, with annual renewals. This practice makes it difficult for us to forecast long-term purchase and sale quantities and can negatively effect our ability to manage inventory.  These agreements may expire or be terminated. Coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party.  Moreover, even if sales agreements are in force, buyers are generally not obligated to take the quantities specified in the contracts.

Increases in transportation costs could make our operations less competitive and result in the loss of customers.

Coal producers and processors depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. While our customers typically arrange and pay for transportation of cleaned coking coal from our facilities to the point of use, any disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations. For example, the high volume of raw coal shipped from all Shanxi Province mines could create temporary congestion on the rail systems servicing that region.  If transportation for our cleaned coking coal becomes unavailable or uneconomic for our customers, our ability to sell cleaned coking coal could suffer.  Transportation costs can represent a significant portion of the total cost of cleaned coal.  Since our customers typically pay that cost, it is a critical factor in a distant customer's purchasing decision.  If transportation costs from our facilities to the customer’s are not competitive, the customer may elect to purchase from another company.  Moreover, certain coal sales agreements permit the customer to terminate the contract if the cost of transportation increases by specified amounts in any given 12-month period.

We rely on a few major suppliers and the loss of one of these suppliers could adversely effect our revenues.

Seven of our total of eight raw coking coal suppliers provided 10% or more of our total raw coal purchases in tonnage in 2004. Jucai Coal, the coal mine owned 75% by Zhao Yao, supplies us with top quality coking coal.  Jucai Coal also sells top quality coking coal to other customers.  Jucai Coal sold approximately 20% and 10% of its top quality raw coal production in 2003 and 2004, respectively, to us at prevailing market prices. The raw coking coal purchased from Jucai Coal accounted for approximately 19% and 12.5% of our total raw coal purchases in tonnage in 2003 and 2004, respectively.  In 2005 we purchased approximately 13.7% of our raw coal from Jucai Coal and in 2006 we anticipate approximately 300,000 MT of raw coal will be purchased from Jucai Coal.  Jucai Coal is an important source of top quality coking coal to Shanxi Coal.  If for any reason, Jucai Coal is unable or unwilling to supply its top quality coking coal to us in sufficient quantities, our business will be adversely affected because there are very few large top quality coking coal suppliers in reasonable proximity to our cleaning facilities. Because of our relationship with Jucai Coal, other top quality coking coal suppliers may be unwilling to supply us. In the event top quality raw coking coal is not available or is available in reduced quantities, we may be required to incur additional processing costs and may suffer reduced processing yield if we are forced to substitute a lower grade coal, both of which will adversely impact profitability. In addition, we may not be able to acquire lower grade coal at all.  The Shanxi provincial authorities have recently instituted a program to streamline the Province's coal mining and processing facilities.  Mines where we obtain coal could be shut down. Further, the closing of other mines is likely to increase demand on those remaining open, potentially creating shortages and driving up prices, all of which could adversely effect our bottom line.

We may not be able to meet quality specifications required by our customers.

Most of our coal sales agreements contain provisions requiring us to deliver coking coal meeting quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, grindability and ash fusion temperature. If we are not able to meet these specifications, because, for example, we are not able to source coal of the proper quality, we may incur economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The coal crushing, washing and processing business is highly competitive in China and we face substantial competition in connection with the marketing and sale of our products. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. The greater financial resources of our competitors will permit them to implement extensive marketing and promotional programs. We could fail to expand our market share, and could fail to maintain our current share.

Increased competition could also result in overcapacity in the Chinese coal industry in general.  The coal industry in China has experienced overcapacity in the past.  During the mid-1970s and early 1980s, a growing coal market and increased demand for coal in China attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower processed coal prices. Similarly, an increase in future processed coal prices could encourage the development of expanded capacity by new or existing coal processors. Any overcapacity could reduce processed coal prices in the future and our profitability would be impaired.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Both our operating company, Shanxi Coal, and Puda Coal are highly dependent on the services of Zhao Ming and Zhao Yao and the loss of their services would have a material and adverse impact on our operations. We are also dependent upon our relationship with the Zhao Ming and Zhao Yao’s other controlled businesses.  They have been primarily responsible for the development of Shanxi Coal and the development and marketing of our products. None of the executive officers of our companies including Zhao Ming and Zhao Yao currently have formal employment agreements with Puda Coal or Shanxi Coal.  None of our companies have applied for key-man life insurance on the lives of these executives.

We do not have any registered patents or other intellectual property and we may not be able to maintain the confidentiality of our processes.

We have no patents covering our cleaning processes and we rely on the confidentiality of our cleaning processes in producing a competitive product. The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.

Our insurance coverage may not be adequate,  any material loss to our properties or assets will have a material adverse effect on our financial condition and operations.

We and our subsidiaries and operating company are insured in amounts that do not adequately cover the risks of our business operations. As a result, any material loss or damage to our properties or other assets, or personal injuries arising from our business operations would have a material adverse affect on our financial condition and operations.  Neither we, our subsidiaries nor our operating company, Shanxi Coal, carries officer and director liability insurance.  This may cause us to experience difficulties in convincing qualified persons to fill such positions.

Significant assets are subject to a lien held by a company controlled by the Zhaos.  If we default on the payment of the obligations secured by the lien we could lose title to assets which are necessary for the operation of our business.

We financed the acquisition of the New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant through Resources Group, an entity owned 60% by Zhao Ming and 20% by Zhao Yao, for an aggregate cost of $13 million paid through a 6% secured Facilities Loan amortized over 10 years. The note is secured by the assets purchased.  If we default on the loan, the security could be enforced and title to the assets could be lost, having a significant negative impact on our ability to produce our products.

Since the Zhao’s are equity owners of Resources Group they may have a conflict of interest with the Company.  If the lien is enforced after a default, the secured assets would be transferred to an entity which is owned by them.  Zhao Ming and Zhao Yao may have, or may develop in the future, conflicts of interest with us.  They are the equity owners of Shanxi Coal and it may be in their personal economic interest to cause Shanxi Coal to disregard its contractual obligations under the Operating Agreements.  As the equity owners of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us.  In addition, the loan used to finance our recent facility expansions are held by Resources Group, a company which is owned by the Zhao’s.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  With their combined ownership of us (currently 87.7% and 41.5% upon the Conversion), they can control the actions which we take.  They are also officers and Zhao Ming is our Chairman of the Board.  In addition, they also control the mines from which we get most of our coal.  By limiting or eliminating our supply, they could materially adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group.  See also the risk below, “Stockholders, who are also officers and directors, have significant control over the company and may have conflicts of interest with the company.”

Because we are expanding capacity, we may be forced to make sales to customers whose creditworthiness is not known to us.   We may not be able to collect receivables which are incurred by these customers.

Our ability to receive payment for cleaned coal depends on the continued creditworthiness of our customers.  In order to pay our expansion costs, we may be required to make sales to customers who are less creditworthy than our historical customers.  Our customer base may change if our sales increase because of our added cleaning capacity.  If we are not able to collect our receivables, our revenues and profitability will be negatively effected.

We may not be able to integrate our new expanded operations resulting in diminished capacity and decreased sales revenues.

We have recently significantly expanded its production capacity through the acquisition of new facilities.  One of the plants is still in the testing phase and full production may be delayed by many risks, including shortages of skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the project and could delay the scheduled opening. Such a delay would result in a delay in production of our product and could have a negative effect on total sales. Even when both facilities are fully operational, we may not successfully integrate these new operations and capitalize on any of the opportunities from these new facilities.  We will be required to add and train personnel, expand management information systems and control expenses.  We have also incurred new debt in order to finance the projects. If we do not successfully address our increased management needs or we are otherwise unable to manage growth effectively, our operating results could be materially and adversely affected.  Moreover, we may not be able to sell any or all of the cleaned coal that any newly-constructed capacity could produce, and there is no assurance that we will be able to source sufficient raw coal to allow it to utilize such additional processing capacity.

Terrorist attacks or military conflict could result in disruption of our business.

 Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.  Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of processed coal to our customers, decreased sales of coal and extensions of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any, or a combination, of these occurrences could have a material adverse effect on Shanxi Coal's business, financial condition and results of operations.

Risks Relating to Doing Business in China

Our Chinese operations pose certain risks because of the evolving state of the Chinese economy, political, and legislative and regulatory systems. Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including its levels of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the Chinese government has been reforming its economic system. These policies and measure may from time to time be modified or revised. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Also, since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth including certain levels of price controls on raw coking coal. Such controls could cause our margins to be decreased. In addition, such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material and adverse effect on the overall economic growth of China, and could adversely affect our business operations.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China.  The interpretation and application of existing Chinese laws, regulations and policies, the stated positions of the Chinese authorities may change and possible new laws, regulations or policies will impact our business and operations.  For example, it is possible the Operating Agreements and other similar contractual agreements may be subject to differing applications and interpretations under Chinese laws. Further, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China in the future. Because of the evolving nature in the law, it will be difficult for us to manage and plan for changes that may arise.  Our business is and will continue to be subject to regulation and/or licensing by federal, state, or local authorities as well as central, provincial, local and municipal regulation and licensing in China. Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process. Compliance with foreign country laws and regulations affecting foreign investment, business operations, currency exchange, repatriation of profits, and taxation, will increase the risk of investing in the our stock.

We may be forced to incur unanticipated costs because of the unpredictability of the Chinese legal system.

The Chinese legal system has many uncertainties. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our industry is heavily regulated and we may not be able to remain in compliance with all such regulations and we may be required to incur substantial costs in complying with such regulation.

We are subject to extensive regulation by China's Mining Ministry, and by other provincial, county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, storage, and distribution of our product. Our processing facilities are subject to periodic inspection by national, province, county and local authorities.  We may not be able to comply with current laws and regulations, or any future laws and regulations. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. We may be required to incur substantial costs in order to comply.  Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material and adverse effect on our business, operations and finances. Changes in applicable laws and regulations may also have a negative impact on our sales.  Certain of our contracts with customers permit the customers to terminate the contract in the event of changes in regulations affecting the industry that increase the price of coal beyond specified limits.

The government regulation of our coal processing operations impose additional costs on us, and future regulations could increase those costs or limit our ability to crush, clean and process coking coal. China's central, provincial and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. We are required to prepare and present China's central, provincial and local authorities data pertaining to the effect or impact that any proposed processing of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement, expansion or continuation of our coal processing operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially and adversely affect our operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us and our customers to change operations significantly or incur increased costs. Certain sales agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

It will be difficult for any shareholder of our company to commence a legal action against our executives.  Other than the stock of our subsidiaries, we have no assets in the United States.

We conduct substantially all of our operations through our control of Shanxi Coal.  Shanxi Coal and substantially all of Shanxi Coal's assets are located in Shanxi Province, China. Other than our stock in our subsidiaries, we have no assets in the United States.  In addition, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Restrictions on Chinese currency may limit our ability to obtain operating capital and could restrict our ability to move funds out of China and to pay dividends.

The Chinese currency, "Renminbi", or "RMB", is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support Shanxi Coal’s business operations in the future. We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. Shanxi Coal receives all of its revenues in Renminbi, which is not freely convertible into other foreign currencies. Under our current structure, our income is derived from payments from Shanxi Coal through Putai and BVI. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met.  Current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

In order to pay dividends, a conversion of Renminbi into U.S. dollars is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of Shanxi Coal to meet its cash needs, and to pay dividends. However, Putai is presently classified as a wholly-owned foreign enterprise ("WFOE") in China that has verifiable foreign investment in China, funding having been made through an official Chinese banking channel. Because Putai qualifies for treatment as a WFOE, it can convert Renminbi, declare dividends and its funds can be repatriated to Puda Coal in the United States under current laws and regulations in China, subject to limitations and restrictions imposed by Chinese laws, such as the SAFE notices issued by the State Administration of Foreign Exchange. However, the Chinese laws governing foreign currency exchange are evolving, and changes in such laws may adversely affect the ability to convert Renminbi, declare dividends and repatriate funds to the United States.  Because our cash flow is dependent on dividend distributions from our affiliated entities in China, we may be restricted from distributing dividends to stockholders if we do not receive distributions of dividends from our affiliates.

Our ownership structure is subject to regulatory controls which could cause our subsidiaries to be subject to penalties or which may restrict our ability to repatriate and distribute profits.

 The State Administration of Foreign Exchange ("SAFE") in China issued public Circular No. 75 on October 21, 2005 concerning foreign exchange regulations on financings and returns on investments made by PRC residents through off-shore investment vehicles. The circular went into effect November 1, 2005 and replaces Circular No. 11 issued January 24, 2005 and Circular No. 29 issued April 8, 2005 concerning foreign investment regulations on mergers and acquisitions in China. Circular No. 75 eliminates the requirement under the prior two circulars for the China Ministry of Commerce

("MOFCOM") to approve offshore investments made by PRC individual residents. This change effectively enables PRC individual residents to set up, control or otherwise invest into China through an offshore vehicle for the purposes of attracting overseas financing and facilitating an offshore public listing or offshore merger and acquisition exit, so long as such individuals comply with the SAFE registration procedures contained in Circular No. 75.

        Putai, which is held by an offshore vehicle, BVI, received its SAFE approval prior to the issuance of the initial January notice. However, Putai has not notified SAFE of the recent ownership changes of BVI in connection with the Exchange Agreement. Further, to our knowledge, none of the shareholders of Puda Coal who are Chinese residents has complied with the new SAFE registration requirements under Circular No. 75 with respect to their ownership in an offshore enterprise. Under Circular No. 75, previously established offshore structures for which registrations have not yet been made with SAFE are required to be completed by March 31, 2006. Penalties for non-compliance which may be issued by SAFE can impact the PRC resident investor as well as the onshore subsidiary. However, certain matters related to implementation of Circular No. 75 remain unclear or untested. As a result, Putai may be impacted by potential penalties which may be issued by SAFE. For instance, remedial action for violation of the SAFE requirements may be to restrict the ability of Putai to repatriate and distribute its profits to BVI and ultimately, to Puda Coal in the United States. The results of non-compliance are uncertain, and there is no assurance that such penalties and other remedial measures will not have a material adverse impact upon our financial condition and results of operations. In addition, if Puda Coal decides to cause Putai to exercise its option to acquire all of the capital stock of Shanxi Coal pursuant to the Exclusive Option Agreements dated June 24, 2005, Puda Coal and the equity owners of Shanxi Coal may not be able to complete all the necessary filings and obtain the necessary registrations required by Circular No. 75. Although Circular No. 75 has removed the requirement for MOFCOM approval, the burdens that remain under the SAFE registration process may still restrict our ability to control and manage Shanxi Coal and could adversely affect our business and prospects.

The contractual arrangements through which we operate Shanxi Coal may not be enforceable or in compliance with Chinese laws. Since Shanxi Coal is our only source of revenue, our results of operation would be materially adversely effected if the Operating Agreements were found to be illegal or could not be enforced.

Through the Operating Agreements and an offshore holding structure, we manage and control the operations of Shanxi Coal and receive the economic benefits of and incur the risks from Shanxi Coal's operations. Neither we, BVI or Putai have any equity ownership in Shanxi Coal. If the Chinese government determines that our agreements with Shanxi Coal are not in compliance with applicable regulations, our business interests in China could be adversely affected.  Shanxi Coal’s operations are our sole source of revenue.  Pursuant to the Operating Agreements, Putai has agreed to advise, consult, manage and operate Shanxi Coal's business, to provide certain financial accommodations to Shanxi Coal, and to license certain technology to Shanxi Coal for use in its business, in exchange for Shanxi Coal's payment of all of its operating cash flow to Putai. Further, each of the individual owners of Shanxi Coal have granted Putai the exclusive right and option to acquire all of their registered capital of Shanxi Coal and have authorized Putai to vote at any meeting or action of the owners of Shanxi Coal and to act as the representative for such owners in all matters respecting Shanxi Coal.  The Chinese government may determine that the Operating Agreements are not in compliance with Chinese licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If we are determined not to be in compliance, the Chinese government could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

We may also encounter difficulties in obtaining performance under, or enforcement of, the Operating Agreements. We must rely on the Operating Agreements to control and operate Shanxi Coal's business. These contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, Shanxi Coal could fail to take actions required for our business or fail to maintain and operate its business in compliance with its contractual obligation to do so. Shanxi Coal may transact business with parties not affiliated with us. If Shanxi Coal fails to perform under its agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. Individual equity owners of Shanxi Coal may have conflicts of interest and may not act in our best interest, especially if they leave the employ of Puda Coal.

We are subject to currency fluctuations from our Chinese operations.

Effective July 21, 2005, The People's Bank of China announced that the Renminbi exchange rate regime is reformed by moving from a fixed rate of exchange based upon the U.S. dollar to a managed floating exchange rate regime based upon market supply and demand of a basket of currencies. As of July 26, 2005, the exchange rate against the Renminbi was adjusted to 8.11 Renminbi per U.S. dollar from 8.28 Renminbi per U.S. dollar, which represents an adjustment of approximately two percent. It is expected that the revaluation of the Renminbi and the exchange rate of the Renminbi will continue to change in the future. Fluctuations in the exchange rate between the Chinese RMB and the United States dollar could adversely affect our operating results. Results of Shanxi Coal's operations are translated at average exchange rates into United States Dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We do not use hedging techniques to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because our sole operating company, Shanxi Coal, is based in China, shareholders may have greater difficulty in obtaining information about Shanxi Coal on a timely basis than would shareholders of an entirely U.S.-based company. Shanxi Coal's operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about Shanxi Coal from sources other than Shanxi Coal itself. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits, contract awards for development projects, etc. will not be readily available to shareholders. Shareholders will be dependent upon Shanxi Coal's management for reports of Shanxi Coal's progress, development, activities and expenditure of proceeds.

Risks Associated with this Offering and Puda Coal's Common Stock

Our stock is thinly traded and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than the company’s value.

Our Common Stock is very thinly traded, and the price if traded may not reflect the value of our company.  Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business. Even if a more active market should develop, the price may be highly volatile. Because the price for our stock is low, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of Common Stock like ours as collateral for any loans.

We do not qualify or meet the requirements for the listing and/or quotation of our Common Stock on the NASDAQ SmallCap and the American Stock Exchange.  If we determine that we would like to pursue such listing and attempt to meet the listing standards, in order to achieve the minimum required price per share, we would have to effect a reverse stock split which could reduce the overall value of your investment.

Because we are subject to the Penny Stock Rules sale of our stock by investors may be difficult.

We are subject to the SEC's “penny stock” rules.  Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our Common Stock. As long as our Common Stock is subject to the penny stock rules, the holders of such Common Stock may find it more difficult to sell their securities.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of Puda Coal's outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a our outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more. If a substantial number of shares of our stock are sold under Rule 144 or other exemption, it could cause the price our stock to go down.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

Zhao Ming and Zhao Yao own approximately 87.7% of the Company and upon the conversion of all of the outstanding convertible notes and the exercise of all of the outstanding warrants the underlying stock of which is being registered in this offering, they will own approximately 51.8 % of our outstanding stock and will be able to assert significant influence over the election of directors and other matters presented for a vote of stockholders.  In addition, Florida corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares.  In the event that the requisite approval of stockholders is obtained, dissenting or non-participating stockholders generally would be bound by such vote.  Through their concentration of voting power, the Zhao brothers could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders.  In deciding how to vote on such matters, the Zhao brothers may be influenced by interests that conflict with yours.  You should not buy our common stock unless you are willing to entrust all aspects of operational control to Puda Coal's current management team.

In addition, under a Voting Agreement, effective as of the closing of the Exchange Agreement, Keating Reverse Merger Fund and each BVI Member have agreed to vote their shares of Puda Coal's Common Stock to: (i) elect a person designated by Keating Reverse Merger Fund to the board for a period of one year following the closing of the Exchange Agreement; and (ii) elect such other persons that may be designated by Zhao Ming from time to time to fill any vacant position on the board of directors (other than the Keating Reverse Merger Fund Designate).

Keating Reverse Merger Fund owns 4,718,500 shares of our stock, or 6.3% (2.9% assuming the conversion and exercise of all the notes and warrants, the underlying shares of which are being registered in the registration statement of which this prospectus is a part).

Stockholders, who are also officers and directors, have significant control over the company and may have conflicts of interest with the company.

Zhao Ming and Zhao Yao may have, or may develop in the future, conflicts of interest with us.  They are the equity owners of Shanxi Coal and it may be in their personal economic interest to cause Shanxi Coal to disregard its contractual obligations under the Operating Agreements.  As the equity owners of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us.  In addition, the loan used to finance our recent facility expansions are held by Resources Group, a company which is owned by the Zhao’s.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  With their combined ownership of us (87.7%, and 51.8% after the Conversion), they can control the actions which we take.  They are also officers of our company and Zhao Ming is our Chairman of the Board.  In addition, they control the mines from which we get most of our coal.  By limiting or eliminating our supply, they could materially adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group.

The conversion of outstanding derivative securities could cause your ownership in the company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue Puda Coal's securities to various parties may dilute the value of your investment. As of September 8, 2005, excluding warrants, the underlying shares of which are being registered in this offering, there are 15,000 options exercisable at $1.00 per share which expire on October 20, 2008, 50,000 options exercisable at $10.00 per share which expire on October 27, 2006, and 100,000 options exercisable at $10.00 which expire on November 5, 2008.  The weighted average exercise price of these options is $9.18. For the length of time these warrants and options are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our Common Stock without assuming the risks of ownership.  This may have an adverse effect on the terms upon which we can obtain additional capital.  It should be expected that the holders of such derivative securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options.  There are no preemptive rights in connection with Puda Coal's Common Stock.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our board of directors presently intends to follow a policy of retaining earnings, if any.  See "Dividend Policy".

Prior to our entering into the Operating Agreements, Shanxi Coal declared dividends of $1,295,000, $2,393,000 and $1,452,000 in 2003, 2004 and 2005 respectively.  Of the amounts declared, we distributed $0, $3,204,000 and 944,000 in 2003, 2004 and 2005, respectively.  $992,000 remains declared but unpaid. The dividends were distributed between Zhao Ming (80%) and Zhao Yao (20%).

The Company has the right to issue additional common stock and preferred stock without the consent of shareholders.  This would have the effect of diluting your ownership in the company and could decrease the value of your stock.

There are additional authorized but unissued shares of our Common Stock that may be later issued by our management for any purpose without the consent or vote of the stockholders that would dilute a stockholder's percentage ownership of the company.

In addition, our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the articles of incorporation have authorized issuance of up to 5,000,000 shares of preferred stock in the discretion of the board of directors.  Such preferred stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further shareholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding Common Stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

We could incur costs from liabilities related to our operations before our reverse merger.

We were formerly known as Purezza Group, Inc., and were originally formed to market Phoslock, a patented product to remove phosphorus and other oxyanions in natural and industrial waters and wastewater streams. On April 23, 2004, we transferred all of our assets including, cash on hand, the Phoslock product line, and all of our rights under a license agreement for the use of the Phoslock product line, to Purezza Marketing, Inc.  However, such transfer did not eliminate any liabilities which we might have had while operating as the Purezza Group, Inc. or our operations relating to the Phoslock product line. For example, we could be held responsible for the cost of environmental clean-up of a contaminated site, if, while we were operating as the Purezza Group, Inc. we contaminated some real property in connection with our operations, even though the current management of our company was not involved with the operations at that time.  Other potential liabilities could be based upon a product liability claim based upon an allegation that the Phoslock product cause personal injury or property damage, or a breach of contract.

USE OF PROCEEDS

          Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The Selling Security Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

          A portion of the shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon conversion of convertible promissory notes or issuable upon exercise of common stock purchase warrants. Upon conversion of the promissory notes, we will be relieved of the debt obligations for the notes at the rate of $.50 per share issued. Upon the exercise of warrants by payments of cash, we will receive the exercise price of the warrants, $.60 per share.

The notes and warrants were issued in a private placement which we closed in November 2005.  We received proceeds form the notes in the aggregate principal amount of $12,500,000 and upon exercise of the warrants, we will receive up to $15,000,000 from the payment of the exercise price for a total of $27,500,000.  This amount represents the proceeds from both the U.S. portion of the private placement as well as the Regulation S, non-U.S. portion of the private placement.  We intend to use the proceeds for working capital to pay accounts receivable and purchase raw coal for inventory ($10,000,000), to establish an investor relations program ($625,000), to pay interest on the notes until they are converted ($250,000), to pay the expenses of the private placement ($1,625,000), to pay the costs of this offering ($150,000) and the balance ($14,850,000)  toward the cost of constructing an electrical power generating plant to supply power to our coal washing facilities which is anticipated to have a cost of approximately $18.1 million.

DILUTION

          We are not selling any of the shares of common stock in this offering. All of the shares sold in this offering will be held by the Selling Security Holders at the time of the sale, so that no dilution will result from the sale of the shares.

SELLING SECURITY HOLDERS

We are registering 25,000,000 shares of common stock that that may become issuable upon conversion of principal on convertible promissory notes in the aggregate principal amount of $12,500,000 ("Notes") and related warrants to purchase 25,000,000 shares at $.60 per share, and warrants issued to the placement agent, its employees and other persons acting on behalf of the placement agent in the private placement which was closed in December, warrants to purchase 2,500,000 shares at $.60 per shares

(collectively, "Warrants").  The Notes and related Warrants were issued to the Selling Security Holders in a private placement which closed November 18, 2005.  The convertible promissory notes and related warrants were issued in transactions exempt from the registration requirements of the 1933 Act under Section 4(2) of the Act to persons reasonably believed to be "accredited investors" as defined in Regulation D under the 1933 Act. Pursuant to the terms of the subscription agreement under which the Notes and related Warrants were issued, we agreed to file this registration statement in order to permit those investors to sell the shares underlying the notes and warrants.

SELLING SECURITY HOLDER TABLE

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder as of December 15, 2005, assuming conversion of all convertible notes, and exercise of all of the warrants held by the Selling Security Holders on that date. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the Selling Security Holders. The fourth column lists the number of shares that will be beneficially owned by the Selling Security Holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of December 15, 2005, but not offered hereby are not sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior To Offering (1)	Number of Shares of Common Stock Being Offered (2)	Shares of Common Stock Owned After the Offering (1)
Alexander Westcott & Co., Inc. (Richard H. Bach Richard Bach (3))	25,000	25,000
Alpha Capital AG	1,400,000	1,400,000	0
Anasazi Partners III Offshore, Ltd (Christopher P. Baker (3))	800,000	800,000	0
Anasazi Partners III, LLC (Christopher P. Baker (3))	1,200,000	1,200,000	0
Anima S.G.R.p.A. RUBRICA ANIMA EMERGING MARKETS (Alberto Foa(3))	800,000(4)	800,000	0
Anima S.G.R.p.A. RUBRICA ANIMA FONDO TRADING (Alberto Foa (3))	2,200,000 (5)	2,200,000	0
Baker, Adrienne	100,000	100,000	0
Baker, Christopher	800,000	800,000	0
Banca Gesfid	2,000,000	2,000,000	0
Barish, Michael	400,000	400,000	0
Barletta, Joseph & Karen	200,000	200,000	0
Baum, David M.	800,000	800,000	0
Beeman Insurance Agency Inc. (Dean S. Kachudis (3))	100,000	100,000	0
Bowen, Trevor	100,000	100,000	0
Brahmbhatt, Bimalkumar P.	100,000	100,000	0
Carter, Janet	100,000	100,000	0
Wachovia Securities LLC F/B/O Chelverton Dividend Income Fund Limited (6) (R. James P. Morton (3))	2,200,000	2,200,000	0
Chilcott, John	200,000	200,000	0
Cimarolo Partners, LLC (Christopher P. Baker (3))	400,000	400,000	0
Conn, Michael	100,000	100,000	0
Crestview CapitalMaster, LLC (Stewart Flink, Robert Hoyt, Daniel Warsham (3)(7))	4,000,000	4,000,000	0
Datsopoulos, Milton	400,000	400,000	0
Dynamic Decisions Euro Growth Fund (Alberto Micalizzi(3))	200,000 (8)	200,000	0
Dynamic Decisions Growth Premium Fund (Alberto Micalizzi(3))	200,000 (9)	200,000	0
DiPietro, Robert	100,000	100,000	0
Double U Master Fund L.P. (23)	400,000	400,000	0
Dowling, Victor & Jody (10)	600,000	600,000	0
Driscoll, William	100,000	100,000	0
Erigero, Greg	200,000	200,000	0

F. Berdon Co. L.P.	500,000	500,000	0
Flynn, Jason	100,000	100,000	0
French, David	300,000	300,000	0
Fuller, James W.	100,000	100,000	0
Gerde Investments Limited Partnership, RLLLP (Robert Zappa (3))	100,000	100,000	0
Gibson Living Trust (James H. Gibson, Sara Gibson(3)(11))	100,000	100,000	0
Granada Enterprises, Inc.	100,000	100,000
Grose, D. Austin	200,000	200,000	0
H.L. Severance Inc., Pension Plan & Trust (H. Leigh Severance(3)(12))	200,000	200,000	0
H.L. Severance Inc., Profit Sharing Plan & Trust (H. Leigh Severance(3) (13))	300,000	300,000	0
Hodel, Ann	100,000	100,000	0
Hollman, Mark & Stacia (14)	100,000	100,000	0
Hollman, Scott	200,000	200,000	0
Jayhawk China Fund (Cayman) Ltd. (Kent C. McCarthy (3))	1,300,000	1,300,000	0
Johnson, Bruce	400,000	400,000	0
JP Carey	100,000(15)	100,000
Kahn, Sheldon & Liron, Sarah (16)	800,000	800,000	0
Katz, Michael	200,000	200,000	0
Lapidus, Robert & Donna (10)	100,000	100,000	0
Lemak, John S.	400,000	400,000	0
Levy, David	100,000	100,000	0
Levy, Peter	200,000	200,000	0
Masters, Paul IRA	200,000	200,000	0
Maytiv Foundation (Ivan Berkowitz)(3)	75,000	75,000
Micek II, John Revocable Trust Dated 03/27/03	300,000	300,000	0
Micek III, John	400,000	400,000	0
Micek, Maurice & Jennifer (10)	300,000	300,000	0
Micek, Maurice Custodian for Andrew Micek	100,000	100,000	0
Micek, Maurice Custodian for Benjamin Micek	100,000	100,000	0
Murphy, Brian	100,000	100,000	0
Nite Capital LP (17)	600,000	600,000	0
Ossellos of Butte Profit Sharing Trust FBO Guy J. Ossello ttee	100,000	100,000	0
Parsley, Rod	100,000	100,000	0
Teawood Nominees Limited (R. James P. Morton (3))	600,000	600,000	0
Wachovia Securities LLC F/B/O PerInvest Special Situations Fund (R. James P. Morton (3))	400,000	400,000	0
Peterson, Jerry W.	200,000	200,000	0
Petrino, William	100,000	100,000	0
Professional Traders Fund, LLC (Howard Boyer and Marc Swickle(3))	400,000	400,000	0
Purvis, Steve	200,000	200,000	0

Rock Associates (Stuart Schapiro(3))	200,000	200,000	0
Samuels, Leonard & Kaplan-Samuels, Leah (10)	400,000	400,000	0
Sandor Capital Master Fund, L. P.	2,000,000	2,000,000	0
Sauber, Greg	100,000	100,000	0
Severance, H. Leigh	500,000	500,000	0
Silicon Prairie Partners, L. P.	800,000	800,000	0
Silver Rock I Limited	1,000,000	1,000,000	0
Simgest SpA (Fausto Fontanesi(3))	4,000,000	4,000,000	0
Southridge Partners, LP (Stephan Hicks)	2,600,000	2,600,000	0
Stowell, Kurt	100,000	100,000	0
Thompson, Jack	300,000	300,000	0
Ungar, Jonathan	400,000	400,000	0
Vicis Capital Master Fund (John Succo, Sky Lucas and Shad Stastny (3))	2,000,000	2,000,000	0
Vision Opportunity (Adam Benowitz (3))	1,000,000	1,000,000	0
Weissenberger, Erich	1,000,000	1,000,000	0
Whalehaven Capital Fund Limited(18)	2,400,000	2,400,000	0
Whitehorse Capital Partners (Thomas C. Piersant, Jr. (3))	100,000(15)	100,000	0
White Sand Investor Group, LP (19)	300,000	300,000	0
Wrolstad, Christopher	264,167	264,167	0
Zelinger, Steven & Gordon, Lisa (16)	100,000	100,000	0
			0
Andrews, Jeff (6)	147,500 (20)	147,500	0
Henricks, Steve (6)	337,500(20)	337,500	0
Madison, Reed (6)	64,166(20)	64,166	0
Ossello, Steve	55,687	55,687	0
Haag, Randy (6)	127,500(20)	127,500	0
Rogers, Kyle (6)	137,500(20)	137,500	0
Rich, Jonathan (6)	2,399(20)	2,399	0
Calicchia, Vincent (6)	1,443(20)	1,443	0
Troccoli, Carmelo (6)	2,350(20)	2,350	0
Martin, Sean (6)	17,246(20)	17,246	0
vFinance Investments, Inc. (Leonard Sokolow and Sheila Reilen(3))	21,562(20)	21,562	0
Fields, Randy (6)	50,375(20)	50,375	0
Legend Merchant Group, Inc. (6)	27,125(20)	27,125	0
Cardenas, Pablo Felipe Serna	305,000(20)	305,000	0
Carmel Capital LLC	40,000(21)	40,000	0
PG Ventures LLC	7,500(21)	7,500	0
Silver Spring LLC	2,500(21)	2,500	0
Garisch Financial Inc. (Frederic M. Schweiger) (6))	150,000(22)	150,000	0
Keating Reverse Merger Fund, LLC	1,000,000(21)	4,718,500	3,718,500
Keating, Timothy J. (6)	840,000(20)	840,000

Toscani, Luca	240,000(20)	240,000

TOTAL	53,900,000	53,900,000	3,718,500

____________________________________________

(1)	Except where otherwise indicated, 50% of such shares represent shares underlying the Notes and 50% of such shares represent shares issuable upon exercise of the Warrants.
(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.
(3)	Individual(s) who have voting and the power to vote, sell, transfer or otherwise dispose of the Common Stock upon Conversion
(4)	Represents 400,000 shares of Common Stock held by such Selling Security Holder, acquired upon conversion of its Note, and 400,000 shares of Common Stock issuable upon exercise of its Warrants.
(5)	Represents 1,100,000 shares of Common Stock held by such Selling Security Holder, acquired upon conversion of its Note, and 1,100,000 shares of Common Stock issuable upon exercise of its Warrants.
(6)

Selling Security Holder is deemed and underwriter for this offering.  The Company has no material relationship with such Selling Security Holder.  The underwriter has no arrangement under which the underwriter may purchase additional shares in connection with this offering.  At the time of acquisition of the securities, the Selling Security Holder had no understanding, directly or indirectly with any person to distribute the securities being offered hereunder.

(7)	Managing Partners of Crestview Capital Master, LLC
(8)	Represents 100,000 shares of Common Stock held by such Selling Security Holder, acquired upon conversion of its Note, and 100,000 shares of Common Stock issuable upon exercise of its Warrants.
(9)	Represents 100,000 shares of Common Stock held by such Selling Security Holder, acquired upon conversion of its Note, and 100,000 shares of Common Stock issuable upon exercise of its Warrants.
(10)	Joint tenants with a right of survivorship
(11)	Trustees of the Gibson Living Trust
(12)	Trustee of the H.L. Severance Inc., Pension Plan & Trust
(13)	Trustee of the H.L. Severance Inc., Profit Sharing Plan & Trust
(14)	Tenants by the Entirety
(15)	Represents shares of Common Stock
(16)	Community Property
(17)	Keith Goodman, Manager of the General Partner of Nite Capital LP has voting and investment control over the shares held by Nite Capital, L.P. Mr. Goodman disclaims beneficial ownership of the shares
(18)

Arthur Jones, Jennifer Kelly, Derek Woods are the persons who have Individual(s) who have voting and the power to vote, sell, transfer or otherwise dispose of the Common Stock  upon Conversion, but disclaim beneficial ownership thereof.

(19)

Elliott Donnelley, Owen Donnelley and Marshal Donnelley, officers of the White Sand Investment Corporation, General Partner of white sand Investor Group, LP are the individual(s) who have voting and the power to vote, sell, transfer or otherwise dispose of the Common Stock  upon Conversion

(20)	Represents shares underlying Warrants only.
(21)	Represents shares of Common Stock for which the owners are entitled to "piggy-back" registration rights in this offering.
(22)

Represents 100,00 shares of Common Stock held by such Selling Security holder for which the holder is entitled to "piggyback" registration rights in this offering and 50,000 shares of common stock underlying Warrants.  Garisch Financial Inc. is deemed to be an underwriter in this offering.  Its 100,000 shares were acquired from us for consulting services rendered.  It received its Warrants from Keating Securities LLC, the placement agent for our November 2005 private placement.  It had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(23)	Isaac Winehouse has voting and investment control over the shares as general partner of B&W Equities, LLC, general partner of Double U Master Fund L.P. He disclaims beneficial ownership of the shares.

PLAN OF DISTRIBUTION

We are registering shares of common stock to permit the resale of such common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Security Holders of the securities. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Security Holders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the Selling Security Holders will be responsible for underwriting discounts or commissions or agent's commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	pursuant to Rule 144 under the Securities Act;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such securities at a stipulated price per security;
•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Security Holders effect such transactions by selling the warrants, or shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the warrants or shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders may loan or pledge securities to broker-dealers that in turn may sell such securities.

The Selling Security Holders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus. The Selling Security Holders also may transfer and donate the warrants or shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the warrants and shares of common stock may not be sold unless such warrants or shares of common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Security Holders may choose not to sell any or may choose to sell less than all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Security Holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights in the Subscription Agreements, estimated to be $150,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a Selling Security Holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Security Holders against liabilities, including some liabilities under the 1933 Act, in accordance with the registration rights agreements, or the Selling Security Holders will be entitled to contribution. We may be indemnified by the Selling Security Holders against civil liabilities, including liabilities under the 1933 Act, that may arise from any written information furnished to us by the Selling Security Holder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

          There are currently no material, pending legal proceedings against us or with respect to any of our property.

OFFICERS AND DIRECTORS

The following table shows the names and ages of our directors and executive officers and the positions they hold with Puda Coal.

Name	Age	Position
Zhao Ming	34	Chief Executive Officer, President and Chairman of the Board
Zhao Yao	46	Chief Operating Officer
Jin Xia	40	Chief Financial Officer
Wang Lisheng	41	Director

Zhao Ming has been the CEO and Chairman of Shanxi Coal since 1995. He was appointed Chief Executive Officer, President and Chairman of the Board of Puda Coal on July 15, 2005.  He was one of the co-founders of Shanxi Coal.  He also serves as an executive officer of Shanxi Liulin Jucai Coal Industry Co., Limited, a coal mine which supplies raw coal to Shanxi Coal.  He had been the Vice President of Administration at the Fire Department of Taiyuan city from 1994 to 1997.  Mr. Zhao graduated from Nanjing Armed Police Forces Command College of China in 1994 with a bachelor's degree in management.

Zhao Yao was one the co-founders of Shanxi Coal. He was named Chief Operating Officer of Shanxi Coal in 1999, and he was appointed Vice President in June 1995.  He also serves as an executive officer and is a 75% owner of Shanxi Liulin Jucai Coal Industry Co., Limited, a coal mine which supplies raw coal to Shanxi Coal.  He graduated from University of Shanxi in Taiyuan City, Shanxi Province in 1982 with a bachelor's degree in coal study, and graduated from China's Tsinghua University in Beijing in

1985 with a master's degree in coal study.  In July 9, 1985 a coal resources research report which he wrote was nationally published in China's leading coal industry newspaper for industry experts. He is a contributor to the Chinese Hope Project for child education, and was awarded Shanxi Province’s Distinguished Entrepreneur award by Shanxi provincial government in 2002.

Jin Xia joined Shanxi Coal in 2003 as Chief Financial Officer.  From 2000 to 2003 she was an accounting consultant to several companies. She was the Financial Accountant at a local government agency in Xinhualing of Taiyuan City, Shanxi Province from 1991 to 1999.  She served as an accountant at Xinhua Machinery Factory from 1987 to 1991.  Ms. Jin graduated from Shanxi Finance and Economics College in China with an associate degree.

Wang Lisheng became an independent director of Shanxi Group Co., Ltd. in October 2004. He has been a bank manager with the People's Bank of China Taiyuan Branch since 1986.  The People's Bank of China is the central bank in China. He graduated from Shanxi University in 1986 with a bachelor's degree in management and economics.

Zhao Ming and Zhao Yao are brothers.

Under a certain Voting Agreement, effective as of the closing of the Exchange Agreement, Keating Reverse Merger Fund and each BVI Member have agreed to vote their shares of Puda Coal's Common Stock to: (i) elect a person designated by Keating Reverse Merger Fund to the board for a period of one year following the closing of the Exchange Agreement; and (ii) elect such other persons that may be designated by Zhao Ming from time to time to fill any vacant position on the board of directors (other than the Keating Reverse Merger Designate).  The Keating Reverse Merger Fund has advised us that it intends to appoint the Keating Reverse Merger Designate to the Board in early 2006.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

None of the current executive officers currently have an employment agreement with Puda Coal, BVI, Putai or Shanxi Coal.

Because we are not listed on an issuer listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association, we are not required to have an audit committee.  Although we hope to have an audit committee established at some time in the future, we have not done so yet.  Since we have not established such a committee, we have not identified any member of such a committee as a financial expert.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our Common Stock beneficially owned on December 31, 2005, and as adjusted after giving effect to the sale of the shares being sold in this offering for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.  To the best of our knowledge, subject to community and martial property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. At December 31, 2005, we had 75,598,237 shares of our Common Stock outstanding.

The following table excludes any shares of the Company's Common Stock which may be issued for the round up of fractional shares and the special treatment to preserve round lot shareholders in connection with the Reverse Split.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Beneficial Ownership	Amount of Beneficial Ownership After Offering(4)	Percent of Beneficial Ownership After Offering(4)
Zhao Ming (1), (2), (3)	53,100,000	70.2%	53,100,000	41.5%

Zhao Yao (1), (2), (3)	13,275,000	17.5%	13,275,000	10.3%

Jin Xia (1)	0	-	0	-

Wang Lisheng (1)	0	-	0	-

Keating Reverse Merger Fund, LLC (2) c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111	4,718,500	6.3%	3,718,500	2.9%

All Executive Officers and Directors as a group	66,375,000	87.7%	66,375,000	87.8%

(1)

Address is c/o Shanxi Puda Coal Group Co., Ltd. 426 Xuefu Street, Taiyuan, Shanxi Province, China.

(2)

Keating Reverse Merger Fund and each BVI Member have agreed to vote their shares of Puda Coal's Common Stock to (i) elect a person designated by Keating Reverse Merger Fund from time to time to Puda Coal's board for a period of one year following the closing of the Exchange Agreement; and (ii) elect such other persons that may be designated by Zhao Ming from time to time to fill any vacant position on the board of directors (other than the Keating Reverse Merger Designate).

(3)

Zhao Ming and Zhao Yao are brothers.

(4)

Assumes that all of the Notes are converted and all of the Warrants are exercised.

DESCRIPTION OF SECURITIES

As of February 20, 2006, our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.  As of February 20, 2006, an aggregate of 75,560,487  shares of Common Stock were outstanding.

There are no shares of preferred stock outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine.  Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.  Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election.  The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.  There are no sinking fund provisions applicable to the Common Stock.  The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon conversion of the Notes and Warrants will be fully paid and non-assessable.

EXPERTS

       Our financial statements as of December 31, 2003 and 2004 have been included in reliance upon the report of Moore Stephens, and upon the authority of said firm as experts in accounting and auditing.

CHANGE OF ACCOUNTANTS

On July 19, 2005, we dismissed Durland & Company, CPA's, P.A. ("Durland") as our independent certified public accountants. The decision was approved by the Board of Directors.

The report of Durland on the Company's financial statements for its fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion nor was qualified or modified as to any uncertainty, audit scope or accounting principles. During the our fiscal year ended December 31, 2004 and 2003 and the subsequent interim periods preceding the termination, there were no disagreements with Durland on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Durland would have caused Durland to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

Effective July 19, 2005, Moore Stephens was engaged as the Company's new independent registered accounting firm.

We did not consult with Moore Stephens regarding the application of accounting principles to any specific completed or contemplated transaction , or the type of audit opinion that might be provided on our financial statements, nor was there any written or oral advice provided to us that was an important factor considered by us in reaching a decision on any accounting , auditing or financial reporting issue.

We provided Durland with a copy of our Form 8-K/A announcing our change in certifying accountant prior to filing it with the SEC on August 11, 2005 and requested a response thereto from Durland.  A copy of the letter from Dorland stating its agreement with the statements in Item 4.01 was filed as Exhibit 16.1 to that Form 8-K/A.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Pursuant to Florida law, we have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling our company, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Dividend Payments.  Prior to our entering into the Operating Agreements, Shanxi Coal declared dividends of $1,295,000, $2,393,000 and $1,452,000 in 2003, 2004 and 2005 respectively.  Of the amounts declared, we distributed $0, $3,204,000 and 944,000 in 2003, 2004 and 2005, respectively.  $992,000 remains declared but unpaid. The dividends were distributed between Zhao Ming (80%) and Zhao Yao (20%).

Supply Agreement with Jucai Coal, a company controlled by Zhao Yao. We currently secure raw coal from a diversified pool of local Liulin County coal mines, including Jucai Coal, a coal mine that is owned 75% by Zhao Yao.  Jucai Coal supplies raw coal to both Shanxi Coal and other unrelated parties. Jucai Coal sold its raw coal production in 2003 and 2004 to Shanxi Coal at prevailing market prices.

 The raw coal purchased from Jucai Coal accounted for approximately 19% and 12.5% of Shanxi Coal's total raw coal purchases in tonnage in 2003 and 2004, respectively.  Accounts payable to Jucai Coal in 2003 and 2004 were $114,000 and $268,000, respectively. In 2005 we purchased approximately

135,273.4 MT or 13.7% of our purchased raw coal from Jucai Coal. In 2006 we anticipate purchasing approximately 300,000 MT of raw coal from Jucai Coal.

On November 17th, 2005, Shanxi Coal entered into a coal supply agreement with Jucai Coal pursuant to which Shanxi Coal has priority to Jucai Coal's high grade metallurgical coking coal supply over Jucai Coal's other customers. Under the terms of the agreement, Shanxi Coal receives a discount of approximately $3.70 to $6.17 (RMB30 to RMB50) per MT of coal from the price Jucai Coal charges to its other customers.

Loan for Trip Expense.  In 2004, Zhao Ming borrowed approximately $2,000 from the Shanxi Coal for travel expenses.  The loan was interest free, unsecured with no fixed term for repayment.  The amount has been paid back to the Company.

The above related party receivable and payable balances are unsecured, interest-free and there are no fixed terms for repayment.

Headquarters Lease.  In 2001, Shanxi Coal entered into agreements with Resources Group, to lease an office and certain equipment.  In the years ended December 31, 2003 and 2004, rental expenses payable to Resources Group were $24,000 and $24,000 respectively.  In 2005 the rents paid were approximately $15,500.  The rental reflects a discount of approximately 10-15% over prevailing market rentals.

Tax Liability Payments.  By an agreement entered into between Shanxi Coal and Resources Group on April 25, 2005, Resources Group agreed to pay all the tax liabilities (including surcharges and penalties) of Shanxi Coal with retrospective effect from its establishment to December 31, 2004.  As of December 31, 2003 and 2004, Shanxi Coal has paid $2,800,000 and $5,768,000, respectively, to Resources Group for payment of income taxes and value-added tax ("VAT").  In December 2004, Resources Group paid Shanxi Coal's income taxes of $1,678,000 and VAT of $1,950,000 to the China Tax Bureau.  Resources Group has fully performed its obligations under the tax agreement. In April 2005, Resources Group paid Shanxi Coal's VAT of $251,000 to the China Tax Bureau.  Shanxi Coal has advanced funds to Resources Group for payment of income tax and VAT.

Shanxi Liulin Jucai Plant Lease. Shanxi Coal had a lease for the Shanxi Liulin Jucai Plant, which had an annual clean coal washing capacity of 100,000 MT.  This facility is located about two miles from the premises of coal mine owned and was operated by Shanxi Liulin Jucai Coal Industry Co., Limited ("Jucai Coal").  Zhao Yao is a 75% owner of Jucai Coal.  Jucai Coal leased this coal processing facility to Shanxi Coal.  The leasing agreement was entered into on December 2, 2001 for a term of 5 years. The cost for the leased capacity was approximately $604,000 annually with four quarterly payments per year.  The lease expired on December 31, 2005 and was not renewed.

New Shanxi Liulin Jucai Plant and New Zhong Yang Plant Acquisitions. We financed our acquisition of the New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant through Resources Group, an entity owned 60% by Zhao Ming and 20% by Zhao Yao, for an aggregate cost of $13 million paid through a 6% secured loan amortized over 10 years.  The interest rate was approximately .9% lower than could have been obtained from a third-party bank.

Warehouse Facility.  Resources Group also has a large storage facility in Liulin County near Shanxi Coal's Shanxi Liuling Dongqiang Plant which holds cleaned coal processed our cleaning facilities.

The storage facility has a railway dock and spur with access to local rail.  It is permitted to use this facility rent-free.

Advance for Land use Rights. Zhao Yao advanced funds to the Company for payments due for land use rights for the land used for old Jucai Liulan  Plant of $197,000 in 2000.  The land use rights were for use of the land upon which the old Shanxi Liulin Jucai Plant was constructed.

Agreements with Keating Securities.  Keating Securities, LLC, a registered broker-dealer, was the exclusive placement agent for the private placement in which we sold the Notes and Warrants and was paid a commission equal to 9% of the aggregate gross proceeds from that offering plus a non-accountable expense allowance equal to 2% of the aggregate gross proceeds. In connection with the private placement, Keating Securities also received, for nominal consideration, five-year warrants to purchase Common Stock.   Warrants were also granted to employees of Keating Securities and to others acting on behalf of Keating Securities in connection with the private placement.  A total  of 2,072,500 warrants were granted to Keating Securities and its agents and employees, 1,250,000 of which went to Keating Securities and the balance to the agents and employees. Keating Securities also was a financial advisor in connection with an exchange agreement in which shares of the Company's stock were exchanged for all of the outstanding capital stock and ownership interests of BVI from the Puda BVI Members.  Prior to the exchange, the Company was a public shell company. The transaction advisory fee was $400,000.

Conflicts of Interest.  Zhao Ming and Zhao Yao may have, or may develop in the future, conflicts of interest with us.  They are the equity owners of Shanxi Coal and it may be in their personal economic interest to cause Shanxi Coal to disregard its contractual obligations under the Operating Agreements.  As the equity owners of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us.  In addition, the loan used to finance our recent facility expansions are held by Resources Group, a company which is owned by the Zhao’s.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  With their combined ownership of us (87.7%, and 51.8% after the Conversion), they can control the actions which we take.  They are also officers and Zhao Ming is our Chairman of the Board.  In addition, they also control the mines from which we get most of our coal.  By limiting or eliminating our supply, they could materially adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group.

BUSINESS

Overview

We are a supplier of high-grade metallurgical coking coal to the industrial sector in the PRC. Our processed coking coal is primarily purchased by coke and steel producers for the purpose of making the coke required for the steel manufacturing process. Our operations are conducted exclusively by an affiliate in China which we control through contractual arrangement.

We clean raw coking coal sourced from third party coal mines primarily located in Liulin County, Shanxi Province and market the cleaned, high quality coking coal to coke and steel makers in our geographic market.  Our current primary geographic markets include:

•

Shanxi Province

•

Inner Mongolia Autonomous Region

•

Hebei Province

•

Beijing

•

Tianjin

We focus on value-added coal washing processes and specialize in providing the high quality, cleaned coking coal, which is the quality level required to produce steel. The demand for the form of high quality coking which we produce is primarily driven by China's industrial expansion and advancement, which depends on the availability of large amounts of steel for building infrastructure.  We are not a coal mining operation and do not own any coal mines.  We currently purchase raw coal from a diversified pool of local coal mines in Shanxi Province, including a number of mines in Liulin County.

Located in Liulin County, Shanxi Province, an area known as the "King of Coal" for its high quality coking coal reserves, we are strategically located in proximity to some of the highest quality coking coal reserves suitable for steel making. We are in the process of significantly expanding our capacity to 2.7 million MT per year through the acquisition in 2005 of two new cleaning facilities.  One of our new facilities became operational in late 2005 and the other, which is in testing, expects to become operational in April of 2006.  As such a large volume supplier, we will enjoy certain advantages as we believe our primary customer base of coke and steel makers will continue to focus on suppliers that can deliver large volume, consistently high quality coking coal.  We will also be well positioned to serve the demand for steel production in China - mostly, coking companies that supply the steel mills and steel mills with their own coking facilities.  These customers are mostly located in Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, all of which are accessible by rail lines which is the most cost effective method for coal transport.

Prior to our expansion we had two cleaning facilities located in Liulin County, Shanxi Province with an annual cleaned coal washing capacity of 500,000 MT.  Liulin County is located approximately 120 miles southwest of Shanxi Coal’s executive offices in Taiyuan City.  Shanxi Coal acquired approximately 2.3 million MT of annual clean coal capacity in late 2006 as the result of the acquisition of the New Shanxi Liulin Plant and acquisition of the New Zhong Yang Plant.  The New Shanxi Liulin Plant is now fully operational and the New Zhong Yang Plant is in the testing stages and is expected to be fully operational in April of 2006.

Shanxi Coal purchased this new capacity from Resources Group, a related party, at its cost with a $13 million secured loan amortized over 10 years and paid from Shanxi Coal's revenues.

 We believe we are well positioned to participate in the early stages of China's modernization of the coal, coking and steel making industries. The Shanxi provincial authorities are not approving new mines that produce less than 300,000 MT output per year, are closing mines that produce less than 90,000 MT per year and are consolidating existing mines into larger mines with outputs between 300,000 and 900,000, in an effort to stream line its coal mining and processing facilities around fewer and larger operations for safety and environmental reasons, as well as industry economics.  By acquiring modern facilities and adhering to Shanxi Province's emissions standards, we have adopted a business strategy that we believe fits the industry's development path, and will make us leader of Shanxi Province's future coal sector.   With the additional cleaning capacity and the increased annual production of high quality coking coal from Jucai Coal, we hope to achieve significant growth in our business.

Our principal executive office is located at 426 Xuefu Street, Taiyuan City, Shanxi Province, China.  Our telephone number is +86 (351) 2281300 and its facsimile number is +86 (351) 7034401.

Corporate Structure

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a Florida corporation which owns Puda Investment Holding Limited, an International Business Company incorporated in the British Virgin Islands; BVI owns Taiyuan Putai Business Consulting Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC.  Our operations are conducted exclusively through Shanxi Puda Coal Group Co., Ltd., a PRC limited liability company ("Shanxi Coal") wholly owned by our chief executive officer, Zhao Ming (80%) and our chief operations officer, Zhao Yao (20%), both of whom are PRC citizens. Puda Coal does not have a direct equity interest in Shanxi Coal, however, through a series of operating agreements among Putai, Shanxi Coal, Zhao Ming and Zhao Yao ("Operating Agreements"), we manage and control the operations of Shanxi Coal and receive the economic benefits and incur the risks derived from Shanxi Coal's operations. Zhao Ming and Zhao Yao are brothers and significant shareholders of Puda Coal. Zhao Ming owns 70.2% and Zhao Yao owns 17.5% of Puda Coal and after the Conversion will own 41.5% and 10.3% of our stock, respectively.

The following chart depicts our organizational structure:

Puda Coal, Inc.
"Puda"
100%
Puda Investment
Holding Limited
"BVI"
100%
Outside China
In China
Taiyuan Putai Business
Consulting Co., Ltd.
"Putai"
Zhao Ming
Zhao Yao
80%
20%
Shanxi Puda Coal
Group Co., Ltd.
"Shanxi Coal"

Equity interest

Contractual arrangements: exclusive consulting agreement, operating agreement and technology license agreement.

Contractual arrangements: exclusive option agreements. For a description of these agreements.

Although we do not own Shanxi Coal, under accounting principles generally accepted in the United States of America, or U.S. GAAP, Shanxi Coal is included in our consolidated financial statements because our contractual arrangements with that entity provide us with the risks and rewards associated with equity ownership and grant us control over it.  Each of the individual owners of Shanxi Coal have authorized Putai to vote at any meeting or action of the owners of Shanxi Coal and to act as the representative for such owners in all matters respecting Shanxi Coal.

Through our Operating Agreements, which consist of the Exclusive Consulting Agreement, the Operating Agreement, the Technology License Agreement, and the Exclusive Option Agreements, each dated June 24, 2005, Putai has agreed to advise, consult, manage and operate Shanxi Coal's business, to provide certain financial accommodations to Shanxi Coal, and to license certain technology to Shanxi Coal for use in its business, in exchange for Shanxi Coal's payment of all of its Operating Cash Flow, as such term is defined in the Operating Agreements. A copy of each of the Operating Agreements was filed as an exhibit to our Current Report on Form 8-K dated July 15, 2005 as filed with the SEC on July 18, 2005 (See Exhibit A). Putai is a wholly foreign owned enterprise ("WFOE") under Chinese laws.  Putai's capital stock is owned 100% by BVI, an International Business Company incorporated in the British Virgin Islands.  BVI is a wholly-owned subsidiary of Puda Coal.

The Operating Agreements provide us, through our subsidiaries, with effective voting and management control over Shanxi Coal.  Zhao Ming and Zhao Yao, the stockholders of Shanxi Coal, have granted Putai the exclusive right and option to acquire all of their capital stock of Shanxi Coal and have further authorized Putai to vote at any meeting or action of the stockholders of Shanxi Coal and to act as the representative for such holders in all matters respecting Shanxi Coal's capital stock.

Our company has been structured in this way because our acquisition of Shanxi Coal would have to have been paid in cash, not stock.  Chinese law would not have permitted us to acquire Shanxi Coal in exchange for stock in our company.  This would have required a large influx of cash. Structured in this way, our Company can accumulate funds prior to exercising our option to purchase Shanxi Coal, if we elect to do so.  We established Putai as a WFOE.  There are no restrictions on paying dividends from China to a WFOE.

History and Background of the Company

We were formerly known as Purezza Group, Inc., and originally formed to market a product called Phoslock, a patented product to remove phosphorus and other oxyanions in natural and industrial waters and wastewater streams. On April 23, 2004, we transferred all of our assets including, cash on hand, the Phoslock product line, and all of our rights under a license agreement for the use of the Phoslock product line, to Purezza Marketing, Inc., our wholly owned subsidiary.   Concurrently with the asset transfer to Purezza Marketing, we distributed on a pro rata basis all of our stock ownership in Purezza Marketing to the holders of our Common Stock. As a result of this transfer and the distribution of our stock, Purezza Marketing operated independently from us and as a successor to our business and operations. As a result of the asset transfer and the Distribution, we no longer had any meaningful business assets, operations or sources of revenue.

On April 23, 2004, Keating Reverse Merger Fund, LLC, pursuant to a Stock Purchase Agreement, acquired from International Equities Group, Inc. 37,185,000 shares of our Common Stock.   In order to fund our working capital needs, we sold to Keating Reverse Merger Fund 10,000,000 shares of our Common Stock at a purchase price of $0.01 per share, for an aggregate consideration of $100,000.

Reverse Merger Transaction

Effective July 15, 2005, we closed an Exchange Agreement  with Putai, Shanxi Coal, BVI, and each of the members of BVI. At the closing, pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock and ownership interests of BVI from the BVI Members, and the BVI Members contributed all of their interests in BVI to Puda Coal. In exchange, we issued to the BVI Members 1,000,000 shares of our Series A Convertible Preferred Stock, par value $0.01 per share, which were convertible into 678,500,000 shares of our Common Stock. At the closing, BVI became our wholly-owned subsidiary. BVI, in turn, owns all of the registered capital of Putai, a wholly foreign owned enterprise registered under the laws of the PRC, sometimes referred to as a WFOE.

Each Preferred Share was convertible into 678.5 shares of our Common Stock. The Preferred Shares immediately and automatically converted into shares of our Common Stock upon the effective date of the 1-for-10 reverse stock split of our outstanding Common Stock.

Post-Reverse Merger Events

Effective August 2, 2005, stockholders holding the majority of the shares of our outstanding stock entitled to vote thereon executed a written consent which: (i) approved a change in the name of Purezza Group, Inc. to Puda Coal, Inc.; (ii) approved an increase in the authorized number of shares of Common Stock from 100,000,000 shares to 150,000,000 shares of Common Stock, $.01 par value; (iii) changed the purpose of Puda Coal to reflect a change of  business to crushing, washing and processing of coal; (iv) authorized the Board of Directors to fix the number of persons constituting the Board of Directors; (v) authorized meetings of the Board of Directors to be held by written consent signed by all members of the Board of Directors; and (vi) authorized a 1-for-10 reverse stock split of our outstanding Common Stock.  The Reverse Split was consummated effective September 8, 2005, and the 1,000,000 shares of our Series A Convertible Preferred Stock were automatically converted into 67,850,000 shares of our Common Stock after giving effect to the Reverse Split.

In connection with the Reverse Split, our trading symbol on the OTC BB was changed to "PUDC" effective September 8, 2005.

Coal Cleaning

Coal cleaning is the physical process and the stage in coal production when the raw "run-of-mine" coal is processed into a range of cleaned, graded, and uniform coal products suitable for the commercial market. Shanxi Coal specializes in providing cleaned coking coal for the steel making industry and is located in Shanxi Province - the heartland of China's raw coal and coke production. High quality, cleaned coking coal is best suited for making coke for purposes such as steel manufacturing.

Cleaned coking coal contains fewer impurities, and the cleaning process can reduce the ash content of raw coal by 50% and lower emissions of carbon dioxide (CO2) and sulfur dioxide (SO2).  High quality, cleaned coking coal provides increased commercial value, reduced ash content, reduced SO2 and CO2 emissions, and reduced transportation requirement compared to raw coking coal.  Depending on customers' specifications and requirements, we purchase different qualities of raw coking coal as inputs, mix them together and prepare them into a consistent quality, cleaned coking coal.  With Shanxi Coal’s over ten years experience in mixing coal and our raw coal supply sources, we consistently provides cleaned coking coal with an external, or total, ash content of less than 9.5% and maximum 0.6% sulfur content, the industry specification for coking coal, which can be further processed (through a coking process) into coke - a primary feedstock for iron and steel making. We consistently meet or exceed these industry specifications for cleaned coking, although most steel and coke makers are forced to accept off-specification coking coal (external ash content exceeding 9.5%) due to the limited supply of specification grade coking coal.

To produce consistent quality clean coking coal meeting steel makers specifications (less than 9.5% external ash content and 0.6% maximum sulfur content), we mix about 55% to 60% of high quality raw coking coal by weight with 40% to 45% lower quality raw coking coal by weight.  Although the supply of high quality raw coking coal is limited even in Shanxi Province, we have direct access to an abundance of the high quality raw coking coal through Jucai Coal, two related party mines and two non-related party mines.  Meanwhile, the lower quality raw coking coal is available in more abundance and less difficult to source.

Two coal cleaning processes predominate in the industry: dense medium ("DM") separation and jig washing.  Both processes are widely applied throughout the world. Jig washing is perceived as a simpler, lower-cost option than DM separation and a range of improved jigs has continued to find wide application in Germany, India, and China.  During the coal cleaning process, either water (for wet washing method) or air (dry washing method) can be used as the medium for the cleaning and beneficiation.  The dry coal beneficiation process was widely used in Europe and the United States during the period 1930-1965, but was later abandoned largely because separation was not accurate, available technology severely restricted feed size and throughput and moisture presented a major inhibiting factor on performance.  There remain a small number of dry coal beneficiation units in operation, particularly in some areas of China where water is scarce.

Our cleaning facilities use a proprietary, water supported jig washing technology that management believes gives it a competitive advantage in providing high quality, cleaned coking coal for China's steel making industry.  These washing technologies are licensed from Putai.  We also have our own wells as a water source for our coal cleaning process and, together with the recycling of water from the coal cleaning system, our plants have a sufficient and reliable supply of water for our existing operations.

Coal Washing Industry in China; Competition

Coal plays a fundamental role in the global economy.  China is both one of the largest consumers and producers of coal in the world.  In 2003, China's coal production was 1.7 billion MT.  China's coal production reached 1.9 billion MT in 2004, a 12% increase over 2003.

Coal, in its raw or processed forms, is mainly used in four major industries:

•

Coal-fired power plants

•

Steel manufacturing

•

Metallurgy of non-ferrous metals

•

Cement production

Steel production is highly dependent on high quality coking coal feedstock.  China was the largest steel producer in the world producing 272.5 million MT in 2004, representing 26% of the world's total steel production in 2004.   The next two largest steel producers in the world - Japan and the United States - produced a combined 211.6 million MT, or 20% of global production.  China's steel production continues to grow with production up 28% in first seven months of 2005 over prior year period.  Steel production in China is expected to reach about 350 million MT in 2005.

Steel is a key component of the rail systems, bridges, ports, airports, construction projects and car production spearheading China's economic growth.  China's steel consumption totaled 289.6 million MT in 2004, or 27% global steel consumption.  China was the world's leading steel importer in 2004, but this situation has dramatically changed. Since September 2004, China has been a net exporter of steel, and in the first 6 months of 2005, net exports were about 2.3 million MT.

China's growing appetite for steel production is not expected to slow down for some time.  Real estate construction in China continues to boom, and the Beijing 2008 Olympics, the 2010 Shanghai World Expo and the Three Gorges Dam projects are expected to help fuel the growth.  However, as China's demand for steel grows, government authorities have taken the initial steps to modernize the coal, coking and steel making industries.  The Shanxi provincial authorities are not approving new mines that produce less than 300,000 MT output per year, are closing mines that produce less than 90,000 MT per year and are consolidating existing mines into larger mines with outputs between 300,000 and 900,000, in an effort to stream line its coal mining and processing facilities around fewer and larger operations for safety and environmental reasons, as well as industry economics.

By acquiring modern cleaning facilities and adhering to Shanxi Province's emissions standards, we believe we have adopted a business strategy that fits the industry's development path.  And with Jucai Coal's mining improvement and expansion plans and our long-standing relations with our customers - mostly, coking companies that supply the steel mills and steel mills with their own coking facilities - we may in the future supply a significant portion of cleaned coking coal in Shanxi Province.

In China, many coal mines do not have their own coal cleaning facilities or have inadequate cleaning capacities. Coal cleaning companies, such as Shanxi Coal, were established to meet the demand for cleaned coal.  With our capacity of 2.7 million MT of annual cleaned coal, which we expect to have by April of 2006 once our second new facility becomes fully operational, we believe that we are well positioned to participate in the early stages of China's modernization of the coal, coking and steel making industries.

Although there are many coal cleaning plants located in the northeast China, the lower quality of the raw coal in this region makes these plants less competitive in the cleaned coal market, especially in the coking coal market which serves the steel making industry and coal-fired electric utilities.  Lower quality coal markets include metallurgy of non-ferrous metals and cement production - both of which are not attractive market segments for us.

Raw Coal Supply

One of our competitive advantages is our access to the high quality raw coking coal in Liulin County, Shanxi Province - an area famed as China's "King of Coal", which has the highest processing yield and the lowest processing cost of any coking coal in China.  We are not a coal mining operation and do not own any coal mines.  However, our coal cleaning facilities are ideally situated in Liulin County, Shanxi Province, where high quality of coking coal reserves exist.  Proximity to this high quality raw coking coal is critical to us for many reasons, including:

•

High quality raw coking coal is needed to consistently meet our customer specifications for cleaned coking coal, with our larger customers insisting on even greater levels of quality consistency to improve the operating efficiency, pollution control and profits of our own operations.

•

If we are required to use a lower quality of raw coking coal, the yield, or the volume of cleaned coking coal produced form a MT of raw coking coal, will be reduced and adversely affect our gross margins.

•

The further the cleaning facilities are from the mines, the higher the cost to transport raw coal from the mines to the cleaning facilities, a cost typically absorbed by the coal cleaning facility.  Our current and new cleaning facilities are all located in close proximity to our major raw coking coal sources, especially Jucai Coal and the other two related party mines.

Liulin County has the largest reserves of high quality raw coking coal in China.  Raw coking coal, which has a range of quality characteristics, has a maximum sulfur content of 0.6%, an internal ash content of 4% to 7%, and an external ash content of 10% to 14%.  External ash content is the measure of the total ash content of the coal.  The process of coal washing is applied to raw coking coal in order to reduce the amount of its external ash content, or total ash content, so that it can be used as by steel manufacturers.  Steel and coke makers generally require, although they do not always receive, cleaned coking coal to meet a minimum specification of maximum 0.6% sulfur content and 9.5% external, or total, ash content.  Since the coal cleaning process does not reduce the internal ash content, higher quality raw coking coal is preferred for producing a consistent quality, cleaned coking coal meeting the steel and coke makers’ specifications.

We are supplied raw coking coal by a number of mines in Liulin County as well as other mines in Shanxi Province.  The high quality raw coking coal we need to source and process to meet the quality level required by steel makers is more difficult to access in China than medium and low quality raw coal, which is a commodity and more readily available. Our primary supplier of high quality raw coking coal is Jucai Coal, a coal mine that is owned 75% by Zhao Yao, our Chief Operating Officer and a 17.5% (10.3% after the Conversion) stockholder of Puda Coal.  In addition to us, Jucai Coal also supplies high grade coal to other unrelated parties.

Jucai Coal's annual production of high quality coking coal increased from about 500,000 MT in 2004 to an estimated 800,000 MT in 2005, with annual production expected to reach over 1 million MT in 2007 and 1.5 million in 2009.  These increases are largely due to mining machinery upgrades and additions, which also improve worker safety conditions and are being encouraged by the authorities in Shanxi Province. Jucai Coal mine produced 450,000 and 500,000 MT of high quality raw coking coal in 2003 and 2004, respectively. Out of this annual output, Jucai Coal sold us 91,797 MT and 40,035 MT, respectively.  Jucai Coal has committed to supply us with our high quality raw coking coal requirements, and as a result, we believe that we will have access to sufficient high quality coking coal to meet our needs, even as we increases our cleaned coking coal washing capacity.

We have a preferred supply arrangement with Jucai Coal and it is giving us priority over its other customers and subject to its output capacity, has agreed to supply us with our entire high quality raw coking coal requirements pursuant to a coal supply agreement.  We receive favorable pricing terms which are at a RMB30 to RMB50 discount per MT from the price Jucai Coal sells its high quality raw coking coal to its other customers. Payment terms are based on industry standards of 75% of the total purchase price paid by is to Jucai Coal at delivery with the balance due within 30 days after delivery.  Furthermore, Jucai Coal is required to maintain the quality of the coking coal at high quality which requires that such coking coal shall have a maximum 4% internal ash content, maximum 0.6% sulfur content, and external ash content of less than 10%.

We also source raw coking coal from two major coal mines located in Liulin County near our cleaning facilities. These mines produce quality coking coal, although not at the quality level which Jucai Coal produces. These suppliers provide raw coking coal with maximum 0.6% sulfur content, 7% internal ash content, and 12 to 14% external ash content.  These suppliers are:

•

Liujiazhuang Coal Mine -  Shanxi Coal purchased about 50,305 MT and 47,049 MT from this mine in 2003 and 2004.

•

Liulin Dadongzhuang Coal Mine -   Shanxi Coal purchased about 71,960 MT and 47,220 MT from this mine in 2003 and 2004.

In addition, we have access to quality raw coking coal through Resources Group, which is also controlled by Zhao Ming (80%) and by Zhao Yao (20%).  Zhao Ming and Zhao Yao are executive officers of Shanxi Coal and Puda Coal and are brothers.  They are also significant shareholders of Puda Coal, owning 70.2% and 17.5.% of our common stock, respectively (41.5% and 10.35%, respectively after the Conversion).  Resources Group has raw coking coal available from their 50%-owned Miao Wan Coal Mine in Liulin County and their 100%-owned Zhong Yang Coal Mine in Zhong Yang County, Shanxi Province.  These two mines produce raw coking coal with maximum 0.6% sulfur content, 7% internal ash content, and 12 to 14% external ash content.  Miao Wan Coal Mine and Zhong Yang Coal Mine each have current annual production of 400,000 MT, while Zhong Yang is expected to increase its output due to upgrades and additions to their mining machinery. We have not yet purchased coal from either of these mines and have no immediate plans to do so, but it remains an available option if we require it.

We are supplied and have access to lower quality coking coal from a number of other coal mines in Shanxi Province which produce raw coking coal with an internal ash content in excess of 7%.  Sources of lower quality coking coal are plentiful around our cleaning facilities, and this lower quality coking coal typically sells at a discount to the prevailing high quality raw coking coal.

Shanxi Coal's raw coal suppliers (ranked by 2004 supplied volume) in 2003 and 2004 were as follows:

	2003		2004
Suppliers	Volume	% of	Volume	% of
	(Metric Tons)	Total	(Metric Tons)	Total
Liujiazhuang Coal Mine	50,305	10%	47,049	15%
Liulin Dadongzhuang Coal Mine	71,960	15%	47,220	15%
Liulin Jijiata Coal Mine	52,949	11%	43,983	14%
Jucai Coal Mine	91,797	19%	40,035	12%
Liulin Pangpangta Coal Mine	89,165	18%	40,212	13%
Liulin Yumenzhen Coal Mine	45,076	9%	38,350	12%
Liulin Dongzhuang Coal Mine	56,297	11%	35,322	11%
Liulin Renjiashan Coal Mine	32,152	7%	28,972	9%
Total	489,701	100%	321,143	100%

Prices for raw coking coal are generally negotiated by the parties.  However, the local Price Administration Bureau ("PAB") issues quarterly price range guidance for raw coking coal based on different quality levels (i.e., ash content).  Raw coal suppliers are generally allowed to sell at any price as long the do not exceed the guided price range set by the PAB.  The circular on the price range of raw coal in Liulin County issued by PAB on February 20, 2005 provides:

Grade I: ash 9% - 12%, Su < 0.6, Price RMB450/ton

Grade II: ash 13% - 23%, Su < 1.2, Price RMB350/ton

Grade III: ash > 23%, Su > 1.2, Price RMB250/ton

The price range of the above coal is RMB30.

Jucai Coal typically sells its high quality coal to third parties at the higher end of the guided price range.  However, sales of its high quality coal to us are priced at the lower end of the guided price range and we receive a discount equal to RMB30 to RMB50 per MT from the price charged by Jucai Coal to its other customers.  This favorable raw coal pricing, coupled with the high coal quality from Jucai Coal, allows us to be price competitive to obtain new business.  We expect to enter into supply contracts with Miao Wan Coal Mine and Zhong Yang Coal Mine, its related party mines, with similar favorable price structure.  We have not yet purchased coal from either of these mines and have no immediate plans to do so, but it remains an available option if we require it. .

In addition to Jucai Coal, there are two coal mines in Liulin County that are major suppliers of high quality raw coking coal comparable to Jucai Coal.  These are:

•

Shipogou Coal Mine - Annual production of 400,000 MT in 2004 and estimated 600,000 MT in 2005.

•

Houshanyuan Coal Mine - Annual production of 300,000 MT in 2004 and 2005.

Although each of these mines is located in Liulin County, they are not as close to our cleaning plants as our other raw coal suppliers.  As such, we have never purchased raw coal from these mines.  These coal mines sell their raw coking coal output to major coking companies. Since we have a strong relationship with Jucai Coal, these mines may look at Shanxi Coal as a market competitor as well.

Operations

Prior to our recent expansion we operated two coal cleaning facilities in Liulin County, Shanxi Province.   These two facilities have been strategically located in Liulin County.

•

Shanxi Liulin Jucai Plant - This facility, which we ceased operating on December 31, 2005, has an annual clean coal washing capacity of 100,000 MT.  It is located in Liulin County and was leased to us by Jucai Coal.  The leasing agreement was entered into on December 2, 2001 for a term of 5 years. The cost for the leased capacity was approximately $604,000 annually with four quarterly payments per year.  This plant is located about 5 miles from the cleaned coal storage facility used by us to store clean coal until customer pick up.  The lease for this plant expired in December 31, 2005 and was not renewed.

•

Shanxi Liulin Dongqiang Plant - This facility has an annual clean coal washing capacity of 400,000 MT.  This facility is owned by Shanxi Coal, has a land area of approximately 1.5 hectares, and is located about 15 miles from Jucai Coal.  This plant is located about ½ mile from the cleaned coal storage facility used by Shanxi Coal.

Shanxi Coal, our operating company, has over 10 years of experience in sourcing and mixing different quality of raw coals.  Since 1995, Shanxi Coal has processed about 3 million MT of different quality raw coals and we believe that because of this experience we can produce the optimum raw coking coal mix which typically results in the lowest effective cost per MT of raw coking coal blended input.  An optimum raw coal blended input also is a primary determinate in achieving high processing yield.  Processing yield is measured by the metric tons of cleaned coking coal produced per MT of raw coal blend inputs.  A lower quality raw coal blend input will generally reduce the yield, which typically is about .70 MT of cleaned coal per 1 MT of raw coal, although this yield is expected to increase with the new facilities.  Optimizing raw coal mixing to achieve the desired clean coal specification not only allows Shanxi Coal to extend its high quality raw coal supply, but also allows it to capture a greater gross profit margin.

On the other hand, if high quality raw coals are not available, our gross margins will be adversely affected if it is required to use a greater volume of lower quality raw coal input and still produce the clean coal specification required by its customers.  Two primary factors contribute to this reduced gross profit margin. First, with a higher volume of lower quality raw coal, our processing yield falls.  Second, the increased lower quality raw coal content increases our processing costs per ton.

Expansion

We have significantly expanded our coal cleaning capacity through the acquisition of a new facility near its Shanxi Liulin Jucai Plant (the "New Shanxi Liulin Jucai Plant"), as well as through our acquisition of a new facility and related land use rights in Zhong Yang County, Shanxi Province (the "New Zhong Yang Plant").  Both facilities were acquired in 2005.

•

New Shanxi Liulin Jucai Plant - This facility, which is adjacent to the formerly leased Shanxi Liulin Jucai Plant in Liulin County and located in Liulin County about 2 miles away from Jucai Coal, has an annual cleaning capacity of 1.1 million MT. After completing its testing phase, the New Shanxi Liulin Jucai Plant became fully operational in late 2005.  This new facility has separate land use rights owned by Shanxi Coal. Shanxi Coal purchased New Shanxi Liulin Jucai Plant from Resources Group, a related party, at cost for approximately $5,800,000 of which $900,000 is for the 50-year land use rights, $900,000 is for the plant and $3,900,000 is for the equipment.  Resources Group financed the new facility under a loan.

•

New Zhong Yang Plant - This facility, which is located in Zhong Yang County approximately 15 miles from Jucai Coal and about 3 miles from Resources Group's Zhong Yang Coal Mine, will have an annual cleaning capacity of 1.2 million MT.  This facility is still in the testing phase, but is expected to be fully operational by April 2006.  The new facility will have a large storage facility and rail dock.  We purchased New Zhong Yang Plant from Resources Group at cost, for approximately $7,200,000 of which $2,100,000 is for the 50-year land use rights, $1,200,000 is for the plant and $4,300,000 is for the equipment.  Resources Group financed the new facility under a loan.

We have a total annual cleaned coking coal capacity of approximately 1.5 million MT and are in the process of expanding our capacity to 2.7 million MT. These new facilities incorporate state-of-the-art processes and systems, including a new recycling process capable of recycling the lost raw coal volume and producing higher yield.  Management expects that these new facilities will increase the yield realized on 1 MT of raw coal blend input from .69-.76 MT of cleaned coking coal to .83 MT of cleaned coking coal.  The addition of this new cleaning capacity is the cornerstone of our strategic growth plan.

The New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant were acquired at an aggregate cost of approximately $13 million, paid through a 6% secured loan payable to Resources Group that will be amortized over 10 years.  The loan is secured by the assets which were purchased.

Resources Group also has a large storage facility in Liulin County near our Shanxi Liuling Dongqiang Plant which holds cleaned coal processed our cleaning facilities.  The storage facility has a railway dock and spur with access to local rail.  Resources Group also owns a coal mining equipment manufacturer and distributor.  The assets held by Resources Group, owned by the Zhao’s, provides us with potential access to coking coal supply, a large storage facility and machinery.

With our significant expansion of coking coal cleaning capacity, we believe that we are well positioned to participate in the early stages of China's modernization of the coal, coking and steel making industries. The Shanxi provincial authorities are not approving new mines that produce less than 300,000 MT output per year, are closing mines that produce less than 90,000 MT per year and are consolidating existing mines with outputs between 300,000 and 900,000 into larger mines, in an effort to stream line its coal mining and processing facilities around fewer and larger operations for safety and environmental reasons, as well as industry economics.  By acquiring modern facilities and adhering to Shanxi Province’s emissions standards, we have adopted a business strategy that we believe ideally fits the industry's development path and will make us a leader in Shanxi Province’s coal industry.

As we strengthen our market position and increase our capacity with state-of-art, highly-efficient processing facilities and equipment, we believe we will be more competitively positioned to gain market share at the expense of small coal cleaning facilities that have less efficient processing and lack economies of scale.

Customers

Most of our current customers are China coke producers (who then sell their coke to major steel makers) and steel mills that have their own coking facilities.  During 2003, we sold approximately 363,000 MT of cleaned coking coal to 12 different customers, with no customers accounting for more than 16% of total tonnage sales.  During 2004, we sold approximately 315,000 MT of cleaned coking coal to 11 different customers, with no customer accounting for more than 16% of total tonnage sales.

Sales to our customers (ranked by 2004 sales volume) in 2003 and 2004 were as follows:

	2003		2004
Customers	Volume	% of	Volume	% of
	(MTs)	Total	(MTs)	Total
Liudian Burning Materials	12,070	3.3%	47,684	15.2%
Liulin Coalmine Washing Plant	25,960	7.2%	42,625	13.5%
Qianyi Jinyan Corp.	55,752	15.4%	32,929	10.5%
Xishan Coal & Electricity Company	24,135	6.7%	30,127	9.6%
Jiansu Yancheng Clean Coal Co., Ltd.	47,971	13.2%	30,028	9.5%
Shizhou Gas Company	37,503	10.3%	27,866	8.9%
Baotou Steel Resources Company	42,170	11.6%	25,822	8.2%
Zhonglu Company	17,105	4.7%	25,037	8.0%
Zhongyang Rongxin	15,580	4.3%	21,060	6.7%
Liuliang Longteng Coking Corporation	34,769	9.6%	18,573	5.9%
Taiyuan Gas Company	35,988	9.9%	12,910	4.1%
Jucai Coal Industry	13,620	3.8%	0	0.0%
Total	362,623	100%	314,661	100%

In the first half of 2005, we sold 179,000 MT of cleaned coking coal.  During the second half of 2005, sales of cleaned coking coal is expected to be 500,000 MT due primarily to continued strong demand from existing customers, new capacity coming on line in the fourth quarter, and new customer sales expected to total about 170,000 MT.  Total expected sales of cleaned coking coal for 2005 are estimated at 679,000 MT, an increase of 115% over 2004 tonnage sales.

Our customers include Taiyuan Iron & Steel (Group) Co., Ltd., a producer of steel plate and stainless steel; and Baotou Iron and Steel (Group) Co., Ltd.

With rail line access to Shanxi Province, Inner Mongolia Province, Hebei Province, Beijing and Tianjin, we can readily service the growing appetite for steel production among its long-standing coke producing and steel mill customers.  Our current primary geographic markets include:

•

Shanxi Province

•

Inner Mongolia Autonomous Region

•

Hebei Province

•

Beijing

•

Tianjin

In Shanxi Province alone, the independent coke producers supply 50% of China's coke and 80% of China's exported coke.  We believe that much of the demand for coking coal is currently satisfied by off-specification grade coking coal of a lower quality since the specification grade coking coal supply is so limited.  If we are correct, this gap between market demand and supply presents an opportunity for us.

This is the market which we intend to continue to pursue aggressively as we believe steel makers will continue to focus on suppliers that can deliver large volume, consistent quality, specification grade coking coal at competitive prices.

We have already signed sales contracts with 4 major steel makers for a combined 1.6 million MT of annual cleaned coking coal.  These agreements are not based on 'take-or-pay' volume commitments but rather on expected volume requirements of the steel makers which may increase or decrease based on the steel makers' actual requirements.  The duration of the agreements are for one year each and payment terms are the 30th day of each month after receipt of the value-added tax related invoice. Although pricing is set in the contract, prices are generally adjustable based on market movements subject to the negotiation of the parties.  If the parties cannot agree to new pricing, there are no commitments for the continued supply.  Management believes that most of this new business is being taken way from other suppliers who are not able to supply coking coal at the same quality as we are.

•

Taiyuan Steel & Iron - a steel maker located in Shanxi Province with projected annual sales of 600,000 MT in 2006.

•

Handan Steel & Iron - a steel maker located in Hebei Province with projected annual sales of 400,000 MT in 2006.

•

Tangshan Steel & Iron - a steel maker located in Hebei Province with projected annual sales of 300,000 MT in 2006.

•

Beijing Capital Iron & Steel - a steel maker located in Beijing with projected annual sales of 300,000 MT in 2006.

Two more potential customers have signed non-binding letters of intent:

•

Shanxi Coal Import and Export Group Corporation - Import-export company with projected annual sales of 600,000 MT in 2006.  This sales volume is based on a portion of the expressed intent in the non-binding letter to purchase 1,320,000 MT in 2006 from us.

•

Sinochem Corporation - 2005 Fortune Global 500 company. Chemical and diversified manufacturer with projected annual sales of 600,000 MT in 2006.  This sales volume is based on a portion of the expressed intent in the non-binding letter to purchase 2,400,000 MT in 2006 from us.

If we are able to secure the expected additional new sales volume in 2006, we should be competitively positioned in the market and may be able to command greater bargaining power with its quality-dependent large customers. We believe that the outlook for China's steel making industry also remains promising due to China's construction boom, policies designed to boost development of the country's western provinces, huge infrastructure projects such as the construction of the largest dam in the world (the Three Gorges Dam), the 2008 Beijing Olympic Games and the 2010 Shanghai World Expo. We further believe that coal exports will another developing sales channel for us in the next few years.

Employees

We currently have approximately 139 employees, all of whom are full-time.  The following table shows the breakdown of the number of employees by functional departments.

Department	Job Title / Responsibility	# of Employees
Corporate	President, Vice Presidents, Managers	10
Finance	Finance and Accounting	7
Purchasing	Purchase raw coal and maintain relationship with suppliers	16
Marketing and Sales	Sell cleaned coal, maintain relationship with customers, and acquire new customers	22
Transportation	Short-range truck drivers (within plant)	11
Production	Produce cleaned coal	64
Quality Control	Quality check on input (raw coal) and output (cleaned coal)	9
Total		139

We expect to hire 50 to 60 additional employees during the fourth quarter of 2005 and first quarter of 2006 to accommodate its increase in processing capacity.  Approximately 80% of these employees will be in the areas of production, quality control and transportation, while 20% will be in the areas of corporate, finance, purchasing and marketing and sales.

Our employees are not subject to any labor agreements.

Distribution

The Company sells its clean coking coal through a direct sales force of approximately 22 full-time employees who market directly to our customers who are mostly, coking companies that supply steel mills and steel mills with their own coking facilities.  We do not have any agreements with any third-party distributors or wholesalers.  While individual sales might be made to a customer who is not subject to a supply agreement if requested and we had adequate capacity at the time, most of our sales are pursuant to agreements which are signed for one year terms, with annual renewals. Our customers are mostly located in Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, all of which are accessible by rail lines which is the most cost effective method for coal transport.

Intellectual Property

Our cleaning facilities use a proprietary, water supported jig washing technology that management believes gives it a competitive advantage in providing high quality, cleaned coking coal for China's steel making industry.  These washing technologies are licensed from Putai.  We have no patents, trademarks, other licenses, franchises, concessions or royalty agreements.

Governmental Approvals

We are not required to obtain any governmental approvals for our product.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We were incorporated on August 9, 2001 to market a product called Phoslock. Phoslock is a patented product for the removal of phosphorus and other oxyanions in natural and industrial waters and wastewater streams.  Prior to  April  22,  2004,  the  Company's   activities  consisted  of  capital transactions,  organization,  and  development  of the Company's  Phoslock product line.

On April 23, 2004 we  transferred  all of our assets  including, cash on hand, the Phoslock  product line, and all of our  rights under a license  agreement  for the use of the Phoslock  product  line, to  Purezza Marketing, Inc.(“PMI”), a wholly owned subsidiary of the Company.  The Company's  license  agreement was with Integrated  Mineral  Technology Limited  ("Integrated"),  an Australian  entity,  and provided for certain fixed  royalty  payments by the Company.  As part of the Company's asset transfer to PMI, PMI assumed all liabilities under the license agreement, which assumption was consented to by Integrated.

Concurrently with the asset transfer to PMI, we distributed on a pro rata basis all of our stock ownership in PMI to our common stock holders (the "Distribution").  As a result of the asset  transfer  and the  Distribution,  we no longer  had any  meaningful  business  assets,  operations  or  sources of revenue.

  Effective July 15, 2005, we closed an Exchange Agreement  with Putai, Shanxi Coal, BVI, and each of the members of BVI. At the closing, pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock and ownership interests of BVI from the BVI Members, and the BVI Members contributed all of their interests in BVI to Puda Coal in exchange for stock in our Company. At the closing, BVI became our wholly-owned subsidiary. BVI, in turn, owns all of the registered capital of Putai, a wholly foreign owned enterprise registered under the laws of the PRC, sometimes referred to as a WFOE.

It was only in connection with the closing of the Exchange Agreement that we gained operating control over Shanxi Coal.  Any information regarding the coal washing operations of Shanxi Coal prior to July 15, 2005 set forth herein relate to the operations of Shanxi Coal prior to our acquiring operational control.

Shanxi Coal's Results of Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Net Revenue. Net revenue for the year ended December 31, 2004 increased $6,338,000, or 47%, from $13,397,000 in 2003 to $19,735,000 in 2004. The tonnage sales of cleaned coal decreased 48,000 tons from 363,000 tons in 2003 to 315,000 tons during 2004, a 13% decrease. The decrease in tonnage sales was primarily due to tightened raw coal supply in the PRC in 2004, during which period most of the raw coal suppliers in the PRC were required by the PRC government to temporarily cease their operation for safety checks and improvements. The decrease in tonnage sales were offset by significant increase in the per ton sales price of cleaned coal in all regions, from an average price of approximately $37 per ton in 2003 to an average price of approximately $63 per ton in 2004, a 70% increase.

        Cost of Revenues. Shanxi Coal's cost of revenue for the year ended December 31, 2004 increased $4,020,000, or 44%, from $9,209,000 in 2003 to $13,229,000 in 2004. This was primarily due to the increase in the price per ton of raw coal, which was partially offset by the reduced 2004 sales volumes.  The price of raw coal increased from approximately $20 per ton in 2003 to approximately $41 per ton starting from the third quarter of 2004.

        Operating Expenses. Operating expenses were $939,000 for the year ended December 31, 2004, compared to $541,000 for the year ended December 31, 2003. This represents an increase of $398,000 from 2003 to 2004, or 74%, primarily due to $414,000 of costs in 2004 related to Shanxi Coal's efforts to obtain public listing in the U.S.

        Income from Operations. Operating profit increased $1,920,000, or 53%, from $3,647,000 in 2003 to $5,567,000 in 2004. The increase was primarily the result of increased gross profit of $2,318,000, which was offset by the increased operating expenses of $398,000 in 2004.

        Income Taxes. Income taxes increased $632,000, or 51.4%, from $1,234,000 in 2003 to $1,866,000 in 2004 due to the increase in operating profit.

        Net Income. Net income was $3,693,000 for the year ended December 31, 2004, compared to $2,402,000 in the year ended December 31, 2003, an increase of $1,291,000, or 54%.  The increase was primarily the result of increased gross profit of $2,318,000, which was offset by the increased operating expenses of $398,000 and increased income taxes of $632,000 in 2004.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

        Net Revenue. Net revenue for the nine months ended September 30, 2005 increased $16,987,000, or 121%, from $14,069,000 in the nine months ended September 30, 2004 to $31,056,000 in the nine months ended September 30, 2005. The tonnage sales of cleaned coal increased 182,000 metric tons from 231,000 metric tons in the nine months ended September 30, 2004 to 413,000 metric tons in the nine months ended September 30, 2005, a 79% increase. The increase in tonnage sales was primarily due to strong demand for cleaned coal in the PRC in the nine months ended September 30, 2005. The increase in net revenue was also affected by the increase in the per ton sales price of cleaned coal in all regions, from an average price of approximately $62 per ton in the nine months ended September 30, 2004 to an average price of approximately $76 per ton in the nine months ended September 30, 2005, a 23% increase.

        Cost of Revenues. Shanxi Coal's cost of revenue for the nine months ended September 30, 2005 increased $15,493,000, or 180%, from $8,630,000 in the nine months ended September 30, 2004 to $24,123,000 in the nine months ended September 30, 2005. This was primarily due to the significant increase in the price per ton of raw coal and the increase in sales volume.  The price of raw coal increased from approximately $27 per ton to approximately $42 per ton starting from the third quarter of 2004, a 56% increase.

        Gross Profit. Gross profit for the nine months ended September 30, 2005 increased $1,494,000 or 27%, from $5,439,000 in the nine months ended September 30, 2004 to $6,933,000 in the nine months

September 30, 2005 due to the increase in sales volume and selling price. Gross profit margin in the nine months ended September 30, 2005 was 22% versus 39% in the nine months ended September 30, 2004. The decrease in gross profit margin was primarily due to the significant increase in the price per ton of raw coal.

        Selling Expenses. Selling expenses were $555,000 for the nine months ended September 30, 2005, compared to $244,000 for the nine months ended September 30, 2004. This represents an increase of $311,000 or 127%, primarily due to the increase in sales volume.

        General and Administrative Expenses. General and administrative expenses were $305,000 for the nine months ended September 30, 2005, compared to $170,000 for the nine months ended September 30, 2004. This represents an increase of $135,000, or 79%, primarily due to increases in salary and benefits, employee training and conference expenses.

        Other Operating Expenses. Other operating expenses of $902,000 in the nine months ended September 30, 2005 were mainly professional and regulatory charges related to the public listing. No such expenses were incurred in the nine months ended September 30, 2004.

        Income from Operations. Operating profit increased $146,000, or 3%, from $5,025,000 in the nine months ended September 30, 2004 to $5,171,000 in the nine months ended September 30, 2005. The increase was primarily the result of increased gross profit of $1,494,000, which was offset by the increased operating expenses of $1,348,000 in the nine months ended September 30, 2005.

        Income Taxes. Income taxes increased $365,000, or 22%, from $1,678,000 in the nine months ended September 30, 2004 to $2,043,000 in the nine months ended September 30, 2005 due to the increase in operating profit.

         Net Income. Net income was $3,137,000 for the nine months ended September 30, 2005, compared to $3,343,000 in the nine months ended September 30, 2004, a decrease of $206,000, or 6%, mainly due to increased gross profit of $1,494,000, which was offset by the increased operating expenses of $1,348,000 and increased income taxes of $365,000 in the nine months ended September 30, 2005.

Liquidity and Capital Resources

        Net cash provided by operating activities was $2,604,000 for the year ended December 31, 2004, compared to $226,000 in 2003, an increase of $2,378,000 from the prior year. The improvement was primarily due to improved working capital cash flows in 2004 compared to 2003.

        Net cash used by financing activities was $3,204,000 for the year ended December 31, 2004, compared to $nil in 2003.  This was related to a cash distribution paid to owners of $3,204,000 in 2004. Shanxi Coal has no long-term debt as of December 31, 2004.

       Net cash provided by operating activities was $6,392,000 for the nine months ended September 30, 2005, compared to $1,408,000 in the nine months ended September 30, 2004, an increase of $4,984,000.  The increase was primarily due to improved working capital cash flows for notes receivable, other receivables, other payables and VAT payable in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004.

       Net cash used by financing activities was $897,000 for the nine months ended September 30, 2005, compared with $1,270,000 in the nine months ended September 30, 2004.  The decrease was principally due to a decrease in cash distribution paid to owners.

       Shanxi Liulin Jucai Plant Lease. Shanxi Coal had a lease for the Shanxi Liulin Jucai Plant, which had an annual clean coal washing capacity of 100,000 MT.  This facility is located about two miles from the premises of coal mine owned and was operated by Shanxi Liulin Jucai Coal Industry Co., Limited ("Jucai Coal").  Zhao Yao is a 75% owner of Jucai Coal.  Jucai Coal leased this coal processing facility to Shanxi Coal.  The leasing agreement was entered into on December 2, 2001 for a term of 5 years. The cost for the leased capacity was approximately $604,000 annually with four quarterly payments per year.  The lease expired on December 31, 2005 and was not renewed.

New Shanxi Liulin Jucai Plant and New Zhong Yang Plant Acquisitions. We financed our acquisition of the New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant through Resources Group, an entity owned 60% by Zhao Ming and 20% by Zhao Yao, for an aggregate cost of $13 million paid through a 6% secured loan amortized over 10 years.  The interest rate was approximately .9% lower than could have been obtained from a third-party bank.

Our principal on-going liquidity requirements are to finance our coal washing operations and to fund the payment of the loans used for the acquisition of the New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant.  The principal in the amount of $13 million has an interest rate of 6% per annum and are amortized over 10 years.  We must also pay interest on the notes issued in our November 18, 2005 private placement which have an aggregate principal amount of $12.5 million, an interest rate of 8% per annum and a maturity date of October 31, 2008.  Interest is payable quarterly and the principal amount is payable at the maturity date.  These notes may be converted into our common stock at the rate of $.50 per share.  The price of our stock is likely to impact our liquidity needs for payment of these notes on both a long-term and short-term basis.  We believe that as our stock becomes more valuable, the note holders will be more likely to convert their notes into common stock, and we would not be required to pay the interest any longer or the principal at all, decreasing our need for cash.  Conversely, if our stock prices decrease, note holders are less likely to convert and our need for cash to pay interest and principal on the notes will increase.  Warrants were also issued in that private placement to acquire up to 25,000,000 shares of our common stock which are exercisable at price of $.60 per share, or an aggregate of $15,000,000. We believe that the likelihood that these warrants being exercised increases as our stock price increases and decreases as  our stock price decreases, with a corresponding effect on the likelihood of our realizing proceeds from their exercise.

Our business is heavily dependent on our coal inventory. Because of recent coal mining accidents, the Chinese government has been closing mines throughout China.  In addition, in Shanxi Province, the authorities are not approving new mines that produce less than 300,000 MT output per year, are closing mines that produce less than 90,000 MT per year and are consolidating existing mines into larger mines with outputs between 300,000 and 900,000.  These activities may lead to increased competition for coal and result in higher prices, increasing our need for liquidity.

In addition, while the Chinese steel industry has been expanding over-supply could have the effect of depressing steel prices, negatively impacting the demand for our product and making the collection of our accounts receivable more difficult.

We are also considering the construction of a power generating plant.  We intend to use a portion of the proceeds from our November 2005, private placement, but the proceeds are not sufficient to pay the full $18.1 million the plant is projected to cost.  The balance of the cost would be paid from our operations, or we would have to secure a loan.

We believe that our liquidity will be adequate to satisfy our obligations for the foreseeable future.  Future requirements for our business needs, including the funding of capital expenditures and debt service for outstanding financings are expected to be financed by a combination of internally generated funds, the proceeds from the sale of our securities, borrowings and other external financing sources.  However, we may not be able to generate sufficient operating cash flow and external financing sources may not be available in amounts or on terms sufficient to meet our liquidity needs.   Our opinion concerning our liquidity is based on current information.  If this information proves to be inaccurate, or if circumstances change, we may not be able to meet our liquidity needs.

Puda Coal's Significant Accounting Estimates and Policies

        The discussion and analysis of Puda Coal's financial condition and results of operations is based upon Shanxi Coal’s financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Shanxi Coal’s to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, Shanxi Coal’s evaluates its estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. Shanxi Coal’s bases its estimates on historical experience and on various other assumptions that Puda believes to be reasonable under the circumstances, the results of which form Shanxi Coal’s 's basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Shanxi Coal must make estimates of the collectability of accounts receivable. Shanxi Coal analyzes historical write-offs, changes in its internal credit policies and customer concentrations when evaluating the adequacy of its allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if Shanxi Coal makes different judgments or uses difference estimates.

        Property and equipment are evaluated for impairment whenever indicators of impairment exist. Accounting standards require that if an impairment indicators are present, Shanxi Coal must assess whether the carrying amount of the asset is unrecoverable by estimating the sum of the future cash flows expected to result from the asset, undiscounted and without interest charges. If the carrying amount is less than the recoverable amount, an impairment charge must be recognized, based on the fair value of the asset.

        Goodwill is reviewed at least annually for impairment, or more frequently if indicators of impairment exist, goodwill is tested by comparing net book value of the reporting entity to fair value. Puda Coal's management's assumptions about fair values require significant judgment because broad economic factors, industry factors and technology considerations can result in variable and volatile fair values.

       Puda Coal cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

        Revenue from sales of processed coal is generally recognized during the period when the coal is delivered and title passes to the purchaser.

        Shanxi Coal's functional currency is Renminbi ("RMB") and its reporting currency is U.S. dollars. Shanxi Coal's balance sheet accounts are translated into U.S. dollars at the year-end exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in owners' equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses were immaterial in the statement of operations as incurred. The translation and transaction gains and losses were immaterial for the years ended December 31, 2003 and 2004. The PRC during 2003 and 2004 fixed the exchange rate of 8.28 RMB per US$1.00.

        The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on Puda Coal because it has not previously engaged in any significant transactions that are subject to the restrictions.

DESCRIPTION OF PROPERTY

The Shanxi Liulin Jucai Plant, which Shanxi Coal leased from Jucai Coal, is located about two miles from the Jucai Coal mine and has an annual capacity of 100,000 MT.  The lease for the Shanxi Liulin Jucai Plant expired on December 31, 2005 and was not renewed.   The Shanxi Liulin Dongqiang Plant, which Shanxi Coal owns, has an annual capacity of 400,000 MT. Shanxi Coal has significantly increasing its coal cleaning capacity through its acquisition of a facility near the formerly leased Shanxi Liulin Jucai Plant, which has an annual capacity of 1.1 million MT, as well as through its acquisition of a new facility and related land use rights in Zhong Yang County, Shanxi Province which will have an annual capacity of 1.2 million MT when it starts formal production, expected in April of 2006.

The two new plants, related land-use rights and coal washing equipment were acquired by Shanxi Coal from Resources Group, which is controlled by Zhao Ming (80%) and by Zhao Yao (20%). The New Shanxi Liulin County Plant started formal production in late 2005. The New Shanxi Liulin County Plant, land-use rights and related equipment were purchased for a cost of $5.8 million.  The New Zhong Yang County Plant has started trial production, with formal production expected to start in April of 2006.  The New Zhong Yang County Plant, land-use rights and related equipment were purchased for a cost of $7.2 million. The purchase price paid by Shanxi Coal to Resources Group, which totals $13 million, is amortized over 10 years and bears interest at a rate of 6% per annum payable quarterly.  The loan is secured by the New Shanxi Liulin Jucai Plant and the New Zhong Yang Plant.

The Company maintains insurance coverage for its fixed assets in the amount of RMB30,000,000 through The People’s Insurance Company of China as follows:

Total Fixed Asset of the Insured: RMB30,000,000

Risk Covered	Insured Amount (RMB)	Premium (RMB)
Risk of Loss of New Equipments	10,000,000.00	36,000.00
Risk of the Third Party Responsibility	100,000.00	887.00
Risk of Theft and Robbery	10,000,000.00	36,000.00
Irrespective of Percentage	30,000,000.00	108,000.00
Risk of Spontaneous Combustion	30,000,000.00	15,000.00
Risk of Malicious Damage	10,000,000.00	36,000.00
Total		231,887.00

The Company is reviewing its insurance requirements as it believes it may be under insured.

MARKET FOR OUR CAPITAL STOCK

Market Information

          Our common stock is quoted under the symbol, "PUDC” on the OTC Bulletin Board, a service maintained by the National Association of Securities Dealers, Inc. Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. All prices prior to the quarter ended June 30, 2004 reflect activity in our common stock prior to the announcement of our agreement to enter into the exchange to acquire BVI.   Further, all prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. The high and low sales prices for the periods presented have been adjusted to reflect stock splits:

	High	Low
2003
March 31, 2003	*	*
June 30, 2003	*	*
September 30, 2003	*	*
December 31, 2003	*	*

2004
March 31, 2004**	.200	.200
June 30, 2004	.800	.200
September 30, 2004	1.000	.700
December 31, 2004	1.000	1.000

2005
March 31, 2005	1.000	1.000
June 30, 2005	9.000	1.000
September 30, 2005***	3.900	1.000
December 31, 2005	3.750	1.020

2006
through March 3, 2006	4.700	1.950

*no available quoted prices during these periods
** first available price February 17, 2004

***10 for 1 stock split occurred September 8, 2005; the high price of $3.90 occurred prior to the split; the post-split high for the quarter was $2.300; the low of $1.000 occurred before the split; the post-split low was $1.05

Holders

          As of February 20, 2006 there were 75,560,487 shares outstanding and 76 holders of record.

DIVIDEND POLICY

Prior to our entering into the Operating Agreements, Shanxi Coal declared dividends of $1,295,000, $2,393,000 and $1,452,000 in 2003, 2004 and 2005 respectively.  Of the amounts declared, we distributed $0, $3,204,000 and 944,000 in 2003, 2004 and 2005, respectively.  $992,000 remains declared but unpaid. The dividends were distributed between Zhao Ming (80%) and Zhao Yao (20%).

Any future determination as to the declaration and payment of dividends on Puda Coal's Common Stock will be made at the discretion of Puda Coal's board of directors out of funds legally available for such purpose.  Puda Coal is under no contractual obligations or restrictions to declare or pay dividends on its Common Stock.  In addition we currently have no plans to pay such dividends. However, even if we wish to pay dividends, because our cash flow is dependent on dividend distributions from our affiliated entities in China, we may be restricted from distributing dividends to our holders of Common Stock in the future if at the time we were unable to obtain sufficient dividend distributions from Shanxi Coal or Putai.  Because we do not own Shanxi Coal we will not receive stock dividends from them.  If we do receive proceeds from them, it will be through our Operating Agreement.  If we were to acquire Shanxi Coal, under current law there is no restriction on a PRC company’s ability to pay dividends to its shareholders because its shareholders are not Chinese, however, various factors could limit the ability of Shanxi Coal and Putai to distribute dividends to our subsidiaries, including the obligations of Shanxi Coal and Putai under the laws of China to maintain and continuously fund certain Chinese government mandated reserve accounts and foreign currency exchange regulations.  The board of directors currently intends to retain all earnings for use in the business for the foreseeable future.  See "Risk Factors."

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all compensation paid for services to Shanxi Coal by its executive officers in all capacities for 2002, 2003 and 2004.  No other executive officer received total annual salary and bonus payments in excess of $100,000 during these periods.

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)
Zhao Ming (Chairman and Chief Executive Officer)	2004 2003 2002	4,833 5,075 4,261	- - -	- - -
Zhao Yao (Chief Operating Officer and Director)	2004 2003 2002	4,833 5,075 4,261	- - -	- - -
Jin Xia (Chief Financial Officer)	2004 2003 2002	2,388 1,913 -	- - -	- - -

Option Grants

Neither we nor Shanxi Coal maintain any equity incentive or stock option plan.  Accordingly, neither company granted options to purchase any equity interests to any employees or officers, and no stock options are issued or outstanding to any officers.

Employment Contracts

Shanxi Coal does not have formal employment agreements with any of its executive officers or key employees.  Puda Coal does not have formal employment agreements with any of its executive officers or key employees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form SB-2 (Commission File No.

333-130380), including exhibits, with the SEC with respect to the stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

          This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of stock offered under this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.

          We make available free of charge on or through our internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Our Internet address is http://www.puda-coal.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

PUDA COAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005 and December 31, 2004

PUDA COAL, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

F-3

Consolidated Balance Sheets as of September 30, 2005 (Unaudited) and

      December 31, 2004

F-4

Consolidated Statements of Operations for the nine-month periods ended

      September 30, 2005 and 2004 (Unaudited) and for each of the years in the two-year period ended December 31, 2004

F-6

Consolidated Statement of Changes in Stockholders’ Equity for the nine-month period ended September 30, 2005 (Unaudited) and for each of the years in the two-year period ended December 31, 2004

F-7

Consolidated Statements of Cash Flows for the nine-month periods ended

      September 30, 2005 and 2004 (Unaudited) and for each of the years in the two-year period ended December 31, 2004

F-8

Notes to Consolidated Financial Statements

F-9 to F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

 Puda Coal, Inc.

We have audited the accompanying consolidated balance sheet of Puda Coal, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Puda Coal, Inc. and subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Hong Kong

June 9, 2005

PUDA COAL, INC.

CONSOLIDATED BALANCE SHEETS

 (In thousand of United States dollars)

	Note(s)	September 30, 2005	December 31, 2004
ASSETS		(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	16	$ 5,944	$ 313
Short-term investments		-	117
Accounts receivable, net	3, 16	3,621	2,722
Notes receivable	4	-	638
Other receivables
- Related parties	5	17	2,236
- Third parties		36	68
Advances to suppliers		846	529
Inventories	6	4,264	3,565

Total current assets		14,728	10,188

PROPERTY, PLANT AND EQUIPMENT, NET	7	890	974

INTANGIBLE ASSETS	8	179	182

TOTAL ASSETS		$ 15,797	$ 11,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable
- Related party	5	$ 429	$ 268
- Third parties		912	448
Other payables
- Related party	5	872	197
- Third parties		512	291
Accrued expenses		329	248
Income taxes payable	10	2,061	2,008
VAT payable	10	673	251
Distribution payable		989	484

Total current liabilities		6,777	4,195

COMMITMENTS AND CONTINGENCIES	11

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding Nil		-	-
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding 73,750,000	9	74	74
Paid-in capital		2,693	2,643
Statutory surplus reserve fund		1,366	1,243
Retained earnings		4,751	3,189
Accumulated other comprehensive income		136	-

Total stockholders’ equity		9,020	7,149

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$ 15,797	$ 11,344

The accompanying notes are an integral part of these consolidated financial statements.

PUDA COAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousand of United States dollars, except per share data)

		Nine months ended		Years ended
	Note(s)	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
		(Unaudited)	(Unaudited)

NET REVENUE	16	$ 31,056	$ 14,069	$ 19,735	$ 13,397

COST OF REVENUE		(24,123)	(8,630)	(13,229)	(9,209)

GROSS PROFIT		6,933	5,439	6,506	4,188

OPERATING EXPENSES
Selling expenses		555	244	322	264
General and administrative expenses		305	170	203	277
Other operating expenses	13	902	-	414	-

TOTAL OPERATING EXPENSES		1,762	414	939	541

INCOME FROM OPERATIONS		5,171	5,025	5,567	3,647

GAIN/(LOSS) ON SHORT-TERM INVESTMENT		6	-	(4)	-

INTEREST INCOME/(EXPENSE)		3	(4)	(4)	(11)

INCOME BEFORE INCOME TAXES		5,180	5,021	5,559	3,636

INCOME TAXES	14	(2,043)	(1,678)	(1,866)	(1,234)

NET INCOME		3,137	3,343	3,693	2,402

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment		136	-	-	-

COMPREHENSIVE INCOME		$ 3,273	$ 3,343	$ 3,693	$ 2,402

EARNINGS PER SHARE-BASIC		$ 0.04	$ 0.05	$ 0.05	$ 0.03
-DILUTED		$ 0.04	$ 0.05	$ 0.05	$ 0.03

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING- BASIC	15	73,715,934	71,266,391	71,865,549	68,631,500
-DILUTED	15	73,880,934	71,431,391	72,030,549	68,796,500

The accompanying notes are an integral part of these consolidated financial statements.

PUDA COAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

 (In thousand of United States dollars)

	COMMON STOCK		PAID-IN CAPITAL	STATUTORY SURPLUS RESERVE FUND	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL STOCKHOLDERS’ EQUITY
	No. of shares
Balance, January 1, 2003, as recapitalized (see Notes 1 and 9)	73,750,000	$ 74	$ 2,643	$ 310	$ 1,715	$ -	$ 4,742
Net income	-	-	-	-	2,402	-	2,402
Transfer to statutory reserve	-	-	-	365	(365)		-
Dividend distribution	-	-	-	-	(1,295)	-	(1,295)

Balance, December 31, 2003	73,750,000	74	2,643	675	2,457	-	5,849

Net income	-	-	-	-	3,693	-	3,693
Transfer to statutory reserve	-	-	-	568	(568)	-	-
Dividend distribution	-	-	-	-	(2,393)	-	(2,393)

Balance, December 31, 2004	73,750,000	74	2,643	1,243	3,189	-	$ 7,149

Shareholder contribution	-	-	50	-	-	-	50
Net income	-	-	-	-	3,137	-	3,137
Transfer to statutory reserve	-	-	-	123	(123)	-	-
Dividend distribution	-	-	-	-	(1,452)	-	(1,452)
Foreign currency translation adjustment	-	-	-	-	-	136	136

Balance, September 30, 2005-(Unaudited)	73,750,000	$ 74	$ 2,693	$ 1,366	$ 4,751	$ 136	$ 9,020

The accompanying notes are an integral part of these consolidated financial statements.

PUDA COAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousand of United States dollars)

	Notes	Nine months ended Years ended
		September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$ 3,137	$ 3,343	$ 3,693	$ 2,402
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of land use right		3	4	4	3
Depreciation		84	82	111	111
Provision for doubtful accounts		3	-	1	13
Changes in operating assets and liabilities:
Decrease/(increase) in short-term investments		117	(121)	(117)	-
Increase in accounts receivable		(902)	(611)	(383)	(847)
Decrease/(increase) in notes receivable		638	(373)	(372)	(12)
Decrease/(increase) in other receivables and advances to suppliers		1,934	(2,815)	499	(1,899)
(Increase)/decrease in inventories		(699)	(361)	20	(931)
Increase/(decrease) in accounts payable		625	4	37	(112)
Decrease in notes payable		-	(72)	(72)	(73)
Increase in accrued expenses		81	57	73	63
Decrease in advance from customers		-	(368)	(368)	(146)
Increase/(decrease) in other payables		896	112	147	(293)
Increase in income tax payable		53	1,681	187	1,235
Increase/(decrease) in VAT payable		422	846	(856)	712

Net cash provided by operating activities		6, 392	1,408	2,604	226

CASH FLOWS FROM FINANCING ACTIVITIES:
Additional paid-in capital		50	-	-	-
Distribution paid to owners of a subsidiary		(947)	(1,270)	(3,204)	-

Net cash used in financing activities		(897)	(1,270)	(3,204)	-

Effect of exchange rate changes on cash		136	-	-	-

Net increase / (decrease) in cash and cash equivalents		5,631	138	(600)	226
Cash and cash equivalents at beginning of period		313	913	913	687

Cash and cash equivalents at end of period		$ 5,944	$ 1,051	$ 313	$ 913

Supplementary cash flow information:	17

The accompanying notes are an integral part of these consolidated financial statements.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Puda Coal, Inc. (formerly Purezza Group, Inc.)("the Company" or “Puda”) is a Florida chartered  corporation  headquartered in Vero Beach,  Florida.  The Company was incorporated on August 9, 2001 to market a product called Phoslock. Phoslock is a patented product for the removal of phosphorus and other oxyanions in natural and industrial waters and wastewater streams.  Prior to  April  22,  2004,  the  Company's   activities  consisted  of  capital transactions,  organization,  and  development  of the Company's  Phoslock product line.

On April 23, 2004 the  Company  transferred  all of its assets  including, cash on hand, the Phoslock  product line, and all of the Company's  rights under a license  agreement  for the use of the Phoslock  product  line, to  Purezza Marketing, Inc. ("PMI"), a wholly owned subsidiary of the Company.  The Company's  license  agreement was with Integrated  Mineral  Technology Limited  ("Integrated"),  an Australian  entity,  and provided for certain fixed  royalty  payments by the Company.  As part of the Company's asset transfer to PMI, PMI assumed all liabilities under the license agreement, which assumption was consented to by Integrated.

Concurrently with the asset transfer to PMI, the Company distributed on a pro rata basis all of its stock ownership in PMI to the holders of its common stock (the "Distribution").  As a result of this transfer and the Distribution, PMI operates independently from the Company and as a successor to the Company's business and operations.

As a result of the asset  transfer  and the  Distribution,  the Company no longer  had any  meaningful  business  assets,  operations  or  sources of revenue.

On July 15, 2005, the Company acquired all the outstanding capital stock and ownership interests of Puda Investment Holding Limited (“BVI”) and BVI became a wholly-owned subsidiary of the Company.  In exchange, Puda issued to the BVI members 1,000,000 shares of its Series A convertible preferred stock, par value $0.01 per share, of the Company, which are convertible into 678,500,000 shares of Puda’s common stock. The purchase agreement provided that preferred shares would immediately and automatically be converted into shares of Puda’s common stock (the “Mandatory Conversion”), following an increase in the number of authorized shares of Puda’s common stock from 100,000,000 to 150,000,000, and a 1 for 10 reverse stock split of Puda’s outstanding common stock (the “Reverse Split”).  All share data have been retroactively adjusted for the Reverse Split (Note 9).

On August 2, 2005, the authorized number of shares of common stock of the Company was increased from 100,000,000 shares to 150,000,000 shares.  On September 8, 2005, Puda completed the Reverse Split. Following the Mandatory Conversion of preferred shares and the Reverse Split, the BVI members received, in the aggregate, approximately 67,850,000 shares of Puda’s common stock, representing 92% of the outstanding shares of Puda’s common stock.

BVI is an International Business Company incorporated in the British Virgin Islands on August 19, 2004 and it has a registered capital of $50,000.  BVI did not have any operating activities from August 19, 2004 (inception) to September 30, 2005.

BVI, in turn, owns all of the registered capital of Taiyuan Putai Business Consulting Co., Ltd. (“Putai”), a wholly foreign owned enterprise (“WFOE”) registered under the wholly foreign-owned enterprises laws of the People’s Republic of China (“PRC”).  Putai was incorporated on November 5, 2004 and has a registered capital of $20,000.  Putai did not have any operating activities from November 5, 2004 (inception) until June 24, 2005 when it entered into certain restructuring agreements with Shanxi Puda Coal Group Co., Ltd. (formerly, Shanxi Puda Resources Co. Ltd.)(“Shanxi Coal”), a company with limited liability established under the laws of the PRC.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

1. The Company (continued)

Shanxi Coal was established on June 7, 1995.  Shanxi Coal mainly processes and washes raw coal and sells from its plants in Shanxi Province, high-quality, low sulfur refined coal for industrial clients mainly in Central and Northern China.  Shanxi Coal has a registered capital of RMB22,500,000 ($2,717,000) which is fully paid-up.  The owners of Shanxi Coal are Mr. Zhao Ming (80%) and Mr. Zhao Yao (20%).  Zhao Ming and Zhao Yao are executive officers of Puda  and are brothers.

On June 24, 2005, Putai and Shanxi Coal entered into an Exclusive Consulting Agreement, an Operating Agreement, and a Technology License Agreement (collectively, these agreements are referred to herein as the “Restructuring Agreements”).  Under the Restructuring Agreements, Putai has agreed to advise, consult, manage and operate  Shanxi Coal’s business, to provide certain financial accommodations to Shanxi Coal, and to license certain technology to Shanxi Coal for use in its business, in exchange for Shanxi Coal’s payment of all of its operating cash flow to Putai.   Each of the holders of the registered capital of Shanxi Coal also granted Putai the exclusive right and option to acquire all of their registered capital of Shanxi Coal and further authorized Putai to exercise the voting rights of the owners of the registered capital of Shanxi Coal and to act as the representative for such holders in all matters respecting Shanxi Coal’s registered capital.  Although Puda owns none of the outstanding equity interests in Shanxi Coal, the Restructuring Agreements provide Puda control over Shanxi Coal, and the risks and rewards associated with equity ownership.

Immediately after the Mandatory Conversion and Reverse Split, the percentages owned by Mr. Zhao Ming and Mr. Zhao Yao in the Group companies are as follows:

●

Puda Coal, Inc.: Mr. Zhao Ming (approximately 74%); Mr. Zhao Yao (approximately 18%) held directly.

●

Puda Investment Holding Limited: Mr. Zhao Ming (approximately 74%); Mr. Zhao Yao (approximately 18%) held indirectly through Puda.

●

Taiyuan Putai Business Consulting Co., Ltd: Mr. Zhao Ming (approximately 74%); Mr. Zhao Yao (approximately 18%) held indirectly through Puda and BVI.

●

Shanxi Puda Coal Group Co., Ltd.: Mr. Zhao Ming (80%); Mr. Zhao Yao (20%) held directly.

After the above reorganization, the organizational structure of the Group as at September 30, 2005 is as follows:

Puda Coal, Inc. “Puda”
| 100%
Puda Investment Holding Limited “BVI”		Zhao Ming (80%) and Zhao Yao (20%)
| 100%		|
Taiyuan Putai Business Consulting Co., Ltd. "Putai"	Operating Agreements Operation and Control à ß Economic Benefits and Risks	Shanxi Puda Coal Group Co., Ltd. “Shanxi Coal”

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2. Summary of Significant Accounting Policies

(a) Basis of Presentation and Consolidation

These consolidated financial statements include Puda (Registrant and Legal Parent), BVI, Putai and Shanxi Coal (Operating Company). Puda controls BVI and Putai through stock ownership. Puda controls Shanxi Coal by means other than record ownership of voting stock (Note 1). Intercompany items have been eliminated. The consolidated financial statements give effect to the Mandatory Conversion and Reverse Split.  For accounting purpose, the transactions were treated as being effective on January 1, 2003.

The merger of a private operating company into a non-operating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public shell continuing only as passive investors.  These transactions are considered to be capital transactions in substance, rather than business combinations.  That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization.  The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible should be recorded. For accounting purposes, Shanxi Coal is deemed to be the acquirer.

The consolidated balance sheet as of September 30, 2005 includes Puda, BVI, Putai and Shanxi Coal (‘the Group”). The consolidated balance sheet as of December 31, 2004 includes Shanxi Coal only. The consolidated statement of operations for the nine months ended September 30, 2005 include Shanxi Coal for the full periods, BVI and Putai from June 24, 2005, and Puda from July 15, 2005.  The consolidated statements of operations for the nine months ended September 30, 2004 and for the years ended December 31, 2004 and 2003 include Shanxi Coal only.

The accompanying unaudited consolidated financial statements as of September 30, 2005 and 2004 and for the nine month periods ended September 30, 2005 and 2004 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B.  In the opinion of management, all adjustments have been included and all adjustments considered necessary to make the interim financial statements not misleading have been included and such adjustments are of a normal recurring nature.  The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results for the full fiscal year ending December 31, 2005.

(b) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation and allowance for doubtful accounts receivable.  Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of September 30, 2005 and December 31, 2004, the Group did not have any cash equivalents.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2. Summary of Significant Accounting Policies (continued)

(d) Short-term Investments

Short-term investments are classified as trading securities and are carried at readily determinable fair value, with the unrealized or realized gains and losses, if any, reported in other income in income statement. The cost of securities sold is based on the specific-identification method.

(e) Allowance for Doubtful Accounts

The Group recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Group becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

(f) Inventories

Inventories comprise raw materials and finished goods and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale.

(g) Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs, which do not improve or extend the expected useful lives of the assets, are expensed to operations while major repairs are capitalized.

Management considers that they have a 10% residual value for buildings, and a 5% residual value for other property, plant and equipment. The estimated useful lives are as follows:

Buildings and facility

20 years

Machinery and equipment

10 years

Motor vehicles

10 years

Office equipment and others

10 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the consolidated statements of operations.

(h) Land-use Right and Amortization

Land-use right is stated at cost, less amortization. Amortization of land-use right is calculated on the straight-line method, based on the period over which the right is granted by the relevant authorities in Shanxi Province, PRC.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2. Summary of Significant Accounting Policies (continued)

(i) Impairment of Assets

In accordance with Statement of Financial Accounting Standards (‘SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", the Group evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized.

(j) Income Taxes

The Group accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes".  Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group reviewed the differences between the tax bases under PRC tax laws and financial reporting under US GAAP, and no material differences were found, thus, there were no deferred tax assets or liabilities as of September 30, 2005 and December 31, 2004 for the Group.

Under current PRC tax laws, no tax is imposed in respect to distributions paid to owners except individual income tax.

(k) Revenue Recognition

Revenue from goods sold is recognized when (i) persuasive evidence of an arrangement exists, which is generally represented by a contract between the Company and the buyer; (ii) title has passed to the buyer, which generally is at the time of delivery; (iii) the seller’s price to the buyer is agreed between the Company and the buyer; and (iv) collectibility is reasonably assured.

(l) Foreign Currency Transactions

The reporting currently of the Group is the U.S. dollar.  Shanxi Coal uses its local currency, Renminbi, as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of changes in stockholders’ equity.   Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are not material to the consolidated financial statements for the nine months ended September 30, 2005 and 2004 and for the years ended December 31, 2004 and 2003.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2. Summary of Significant Accounting Policies (continued)

(m) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet.  The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts, related party and other receivables, accounts payable, other payables and accrued expenses, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations.

(n) Earnings Per Share

Basic earnings per share is computed by dividing the earnings for the period by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for a period, if dilutive.  Shares issued in the exchange (see Note 1) are presented as outstanding for all periods.

(o) Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents the change in equity of the Group during the periods presented from foreign currency translation adjustments.

3. Allowance for Doubtful Receivables

Details of allowance for doubtful receivables deducted from accounts receivable are as follows:-

	September 30, 2005	December 31, 2004
(Unaudited)
	$’000	$’000

Balance, beginning of period	$ 29	$ 28
Additions	3	1

Balance, end of period	$ 32	$ 29

The Group did not have any bad debts in the nine months ended September 30, 2005 and 2004 and in the years ended December 31, 2004 and 2003.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. Notes Receivable - Trade

Notes receivable are issued by banks for settlement of accounts receivable from customers. They are not factored and are non-interest bearing.

5. Related Party Transactions

As of September 30, 2005 and December 31, 2004, the Group had the following amounts due from/to related parties:-

	September 30, 2005	December 31, 2004
(Unaudited)
	$’000	$’000
Other receivable from Shanxi Puda Resources Group Limited (“Resources Group”), a related company with common owners	$ -	$ 2,234

Other receivable from an owner, Zhao Ming	17	2

	$ 17	$ 2,236

Accounts payable to Shanxi Liulin Jucai Coal Industry Co., Limited. (“Jucai Coal”), a related company with a common owner	$ 429	$ 268

Other payable to Resources Group, a related company with common owners	$ 671	$ -

Other payable to an owner, Zhao Yao	201	197

	$ 872	$ 197

The balances are unsecured, interest-free and there are no fixed terms for repayment.

The amount payable to Zhao Yao represents land-use right paid by him on behalf of the Group (see Note 8).

In 2001, Shanxi Coal entered into agreements with Resources Group to lease an office and certain equipment.  In the nine months ended September 30, 2005 and 2004, rental expenses under these agreements were $21,000 and $21,000, respectively.  In the years ended December 31, 2004 and 2003, rental expenses under these agreements were $24,000 and $24,000 respectively.  These rental expenses were charged to cost of revenue and general and administrative expenses in the statements of operations (see Note 11).

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. Related Party Transactions (continued)

By an agreement entered into between Shanxi Coal and Resources Group on April 25, 2005, Resources Group agreed to act as Shanxi Coal’s agent and to pay all the tax liabilities (including surcharges and penalties) on behalf of Shanxi Coal with retrospective effect from its establishment to December 31, 2004. The China Tax Bureau approved the arrangement by issuing an approval notice to Resources Group.  In the nine months ended September 30, 2005 and 2004, Shanxi Coal paid $251,000 and $2,504,000 respectively, to Resources Group for payment of income taxes and value-added tax (“VAT).  In the years ended December 31, 2004 and 2003, Shanxi Coal paid $2,968,000 and $1,858,000, respectively, to Resources Group for payment of income taxes and VAT. In December 2004, Resources Group paid Shanxi Coal’s income taxes of $1,678,000 and VAT of $1,950,000 to the China Tax Bureau. In April 2005, Resources Group paid Shanxi Coal’s VAT of $251,000 to the China Tax Bureau. In September 2005, Resources Group paid Shanxi Coal’s income taxes of $2,054,000 to the China Tax Bureau (see Note 10 and 17).

In the nine months ended September 30, 2005 and 2004, Resources Group paid professional and regulatory charges related to the public listing on behalf of the Company in the amounts of $901,000 and $nil, respectively (see Note 13). The balance payable to Resources Group included these charges payable of $901,000 and the net amounts of other receivables of $230,000 for a net other payable of $671,000.  No such amounts were paid by Resources Group in the years ended December 31, 2004 and 2003.

In 2001, Shanxi Coal entered into an agreement with Jucai Coal to lease a coal washing plant. In the nine months ended September 30, 2005 and 2004, rental expenses in the amounts of $456,000 and $453,000, respectively, were paid to Jucai Coal.   In the years ended December 31, 2004 and 2003, rental expenses in the amounts of $604,000 and $604,000, respectively, were paid to Jucai Coal.  These rental expenses were charged to cost of revenue in the statements of operations (see Note 11).

In the nine months ended September 30, 2005 and 2004, Shanxi Coal purchased raw coal from Jucai Coal in the amounts of $3,631,000 and $1,094,000, respectively. In the years ended December 31, 2004 and 2003, Shanxi Coal purchased raw coal from Jucai Coal in the amounts of $1,556,000 and $1,434,000, respectively.

6. Inventories

As of September 30, 2005 and December 31, 2004, inventories consist of the following:

	September 30, 2005	December 31, 2004
(Unaudited)
	$’000	$’000

Raw materials	$ 2,293	$ 2,557
Finished goods	1,971	1,008

Total	$ 4,264	$ 3,565

There was no allowance for losses on inventories as of September 30, 2005 and December 31, 2004.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. Property, Plant and Equipment, Net

As of September 30, 2005 and December 31, 2004, property, plant and equipment consist of following:

	September 30, 2005	December 31, 2004
	(Unaudited)
	$’000	$’000
Cost
Buildings and facility	$ 427	$ 427
Machinery equipment	633	633
Motor vehicles	254	254
Office equipment and others	76	76

	$ 1,390	$ 1,390

Accumulated depreciation
Buildings and facility	95	80
Machinery equipment	267	221
Motor vehicles	111	93
Office equipment and others	27	22

	500	416
Carrying value
Buildings and facility	332	347
Machinery equipment	366	412
Motor vehicles	143	161
Office equipment and others	49	54

	$ 890	$ 974

In the nine months ended September 30, 2005 and 2004, depreciation expense was approximately $84,000 and $82,000, respectively.  The amount included in cost of sales and general and administrative expenses was approximately $66,000 (September 30, 2004: $64,000) and $18,000 (September 30, 2004: $18,000), respectively.  In the years ended December 31, 2004 and 2003, depreciation expense was approximately $111,000 and $111,000, respectively.  The amount included in cost of sales and general and administrative expenses was approximately $86,000 (December 31, 2003: $86,000) and $25,000 (December 31, 2003: $25,000), respectively.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8. Intangible Assets

Land-use right
	September 31, 2005	December 31, 2004
(Unaudited)
	$’000	$’000

Cost	$ 197	$ 197

Accumulated amortization	18	15

Carrying value	$ 179	$ 182

Land-use right is located in Shanxi, PRC and is amortized over 50 years up to March 2051 (see Note 5).

In the nine months ended September 30, 2005 and 2004, amortization expense was approximately $3,000 and $4,000, respectively.  In the years ended December 31, 2004 and 2003, amortization expense was approximately $4,000 and $3,000, respectively.  The estimated aggregate amortization expense for the five periods ending September 30, 2006, 2007, 2008, 2009 and 2010 amounts to approximately $4,000, $4,000 $4,000, $4,000 and $4,000, respectively.

9. Common Stock

The number of shares of common stock presented as outstanding as of January 1, 2003 in the consolidated statement of changes in stockholders’ equity includes the shares issued by the Company as a result of reorganization as described in Note 1. Details of the number of shares presented is as follows:

Number of shares

Outstanding shares as at July 15, 2005 prior to the reorganization	59,000,000

Common stock converted from preferred stock issued as a result of the reorganization	678,500,000
Effect of the 1 for 10 reverse stock split	(663,750,000)

Number of shares of common stock presented in the consolidated statement of changes in stockholders’ equity as of January 1, 2003	73,750,000

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. Income and Other Taxes Payable

By an agreement entered into between Shanxi Coal and Resources Group on April 25, 2005, Resources Group agreed to pay all the tax liabilities (including surcharges and penalties) on behalf of Shanxi Coal with retrospective effect from its establishment to December 31, 2004. Shanxi Coal has advanced funds to Resources Group for payment of income tax and VAT (see Note 5).

11. Commitments and Contingencies

As of September 31, 2005 and December 31, 2004, the Group leased equipment, plant and office premises under several operating lease agreements expiring in periods ending September 30, 2006, 2007 and 2008 and 2009, respectively (see Note 5).

The future minimum lease payments under the above-mentioned leases as of September 30, 2005 are as follows:-

Periods ending	$’000

September 30, 2006	$ 157
September 30, 2007	6
September 30, 2008	6
September 30, 2009	2

$ 171

The above future lease payments include amounts payable to Resources Group and Jucai Coal. The amounts payable to Resources Group for the periods ending September 30, 2006, 2007, 2008 and 2009 are $6,000, $6,000, $6,000 and $2,000, respectively. The amounts payable to Jucai Coal for the periods ending September 30, 2006, 2007, 2008 and 2009 are $151,000, $nil, $nil and $nil, respectively.

As of September 30, 2005 and December 31 2004, the Group did not have any contingent liabilities.

12. Profit Appropriation

In accordance with PRC regulations, Shanxi Coal required to make appropriations to the statutory surplus reserve fund, based on after-tax net income determined in accordance with PRC GAAP.  According to the Memorandum and Articles of Association of Shanxi Coal, appropriation to the statutory surplus reserve fund should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve fund is equal to 50% of the entity’s registered capital. Appropriations to the statutory public welfare fund should be at least 5% of the after-tax net income determined in accordance with the PRC GAAP. Statutory surplus reserve is established for the purpose of Shanxi Coal’s remedying losses, expanding operations, or increasing registered capital, and is non-distributable other than in liquidation.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Other Operating Expenses

Other operating expenses were mainly professional and regulatory charges related to the public listing (see Note 5).

14. Taxation

No provision for taxation has been made for Puda, BVI and Putai for the nine months ended September 30, 2005, as they did not generate any taxable profits during the period.

Pursuant to the PRC Income Tax Laws, Shanxi Coal is subject to enterprise income tax at a statutory rate of 33% (30% national income tax plus 3% local income tax).

Details of income taxes in the statements of operations are as follows:-

	Nine months ended		Years ended
	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
	$’000	$’000	$’000	$’000

Current period provision	$ 2,043	$ 1,678	$ 1,866	$ 1,234

A reconciliation between taxes computed at the statutory rate of 33% and the Group’s effective tax rate is as follows:-

	Nine months ended		Years ended
	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
	$’000	$’000	$’000	$’000

Income before income taxes	$ 5,180	$ 5,021	$ 5,559	$ 3,636

Income tax on pretax income at statutory rate of 33%	1,709	1,657	1,834	1,200
Tax effect of expenses that are not deductible in determining taxable profits	334	21	32	34

Income tax at effective rate	$ 2,043	$ 1,678	$ 1,866	$ 1,234

Effective tax rate	39%	33%	34%	34%

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14. Taxation (continued)

As at September 30, 2005 and December 31, 2004, the Group had accumulated net operating loss carryforwards for United States federal tax purposes of approximately of $1,050,000 and $nil, respectively, that are available to offset future taxable income.  Realization of the net operating loss carryforwards is dependent upon future profitable operations.  In addition, the carryforwards may be limited upon a change of control as described in Internal Revenue Code Section 382.  Accordingly, management has recorded a valuation allowance to reduce deferred tax assets associated with the net operating loss carryforwards to zero at September 30, 2005.

15.  Basic and Diluted Weighted Average Number of Shares

	Nine months ended		Years ended
	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)

Basic weighted average number of shares	73,715,934	71,266,391	71,865,549	68,631,500
Options outstanding, after adjusting for 10 to 1 reverse split	165,000	165,000	165,000	165,000

Diluted weighted average number of shares	73,880,934	71,431,391	72,030,549	68,796,500

16. Concentrations and Credit Risk

The Group operates principally in the PRC and grants credit to its customers in this geographic region.  Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Group’s operations.

At September 30, 2005, the Group has a credit risk exposure of uninsured cash in banks of approximately $5,944,000.  The Group does not require collateral or other securities to support financial instruments that are subject to credit risk.

The net sales to customers representing at least 10% of net total sales are as follows:-

	Nine months ended				Years ended
Customers	September 30, 2005		September 30, 2004		December 31, 2004		December 31, 2003
	(Unaudited)		(Unaudited)
	$’000%		$’000%		$’000%		$’000%

Customer A	$ 4,080	13	$ 1,946	14	$ 2,664	13	$ 1,521	11%
Customer B	$ 5,987	19	$ -	-	$ -	-	$ 1,518	11%
Customer C	$ 3,271	11	$ -	-	$ -	-	$ 1,676	13%
Customer D	$ -	-	$ 1,588	11	$ 2,056	10	$ 2,116	16%
Customer E	$ -	-	$ 2,304	16	$ 2,923	15	$ -	-
Customer H	$ -	-	$ -	-	$ -	-	$ 1,421	11%

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. Concentrations and Credit Risk (continued)

The following customers had balances greater than 10% of the total accounts receivable as of September 30, 2005 and December 31, 2004, respectively:

Customers	September 30, 2005		December 31, 2004
	(Unaudited)
	$’000%		$’000%

Customer A	$ 437	12	$ 451	16
Customer B	$ 606	17	$ -	-
Customer F	$ 551	15	$ -
Customer G	$ 477	13	$ -
Customer D	$ -	-	$ 300	11
Customer H	$ -		$ 327	12
Customer I	$ -		$ 323	12

17. Supplementary cash flow information

	Nine months ended		Years ended
	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
	$’000	$’000	$’000	$’000

Cash paid during the period for:
Interest	$ -	$ 4	$ 4	$ 11
Income taxes (Note 5)	$ -	$ -	$ -	$ -

Major non-cash transactions:
Common shares issued for services	$ 10	$ 47	$ 47	$ -
Dividend declared	$ 1,452	$ 2,393	$ 2,393	$ 1,295

18. Options

As at September 30, 2005, Puda has outstanding options as follows:

Number of options granted	After adjusting for the 10 to 1 reverse stock split	Exercise price	Expiry date

150,000	15,000	$ 0.10	October 20, 2008
500,000	50,000	$ 1	October 27, 2006
1,000,000	100,000	$ 1	November 5, 2006

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. Retirement Benefits

The full-time employees of Shanxi Coal are entitled to staff welfare benefits including medical care, casualty, housing benefits, education benefits, unemployment insurance and pension benefits through a Chinese government-mandated multi-employer defined contribution plan.  The Group is required to accrue the employer-portion for these benefits based on certain percentages of the employees’ salaries. In the nine months ended September 30, 2005 and 2004, the total provision for such employee benefits was $81,000 and $56,000, respectively.  In the years ended December 31, 2004 and 2003, the total provision for such employee benefits was $73,000 and $63,000, respectively.  These employee benefits were recorded as accrued expenses.  As of September 30, 2005 and December 31, 2004, the total amount included in accrued expenses for the provision is $329,000 and $248,000, respectively. The Group is required to make contributions to the plans out of the amounts accrued for all staff welfare benefits except for education benefits. The contributions have not yet been made to the government social welfare organization for the nine months ended September 30, 2005 and 2004 and for the years ended December 31, 2004 and 2003. The PRC government is responsible for the staff welfare benefits including medical care, casualty, housing benefits, unemployment insurance and pension benefits to be paid to these employees. The Group is responsible for the education benefits to be paid and it has been accrued for in the financial statements.

In the EITF Consensus 92-13, The Emerging Issues Task Force (“EITF”) provides guidance regarding accounting for estimated payments in connection with the Coal industry Retiree Health Benefit Act of 1992, which requires enterprises that have ongoing operations in the coal industry to account for their obligations under the Act as either participation in a multi-employer plan or as a liability. The Group is only required to comply with the aforementioned separate contribution plan according to local statutory requirements regarding retiree health benefits, accordingly, the Consensus does not have impact on the Group’s consolidated financial statements.

20. Black Lung Benefits

In the United States of America, companies are responsible under the Federal Coal Mine Health and Safety Act of 1969, as amended, and various states’ statutes for the payment of medical and disability benefits to employees and their dependents resulting from occurrences of coal workers’ pneumoconiosis disease (black lung).  In the PRC, besides a uniform contribution plan described in Note 12, there is no such special Act or regulatory requirements to cover occurrences of coal workers’ black lung. The Group provides no provision for its workers’ black lung benefits inasmuch as the aforesaid Act does not apply to the Group.

21. Subsequent Events - Unaudited

On November 18, 2005, the Company issued $12,500,000 8% unsecured convertible notes due October 31, 2008 and related warrants to purchase shares of common stock of the Company.  The notes are convertible into common stock at $0.50 per share and $850,000 was converted into 1,700,000 shares of common stock immediately.   The attached warrants to purchase 25,000,000 shares of common stock, exercisable at $0.60 per share, have a term of five years.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21. Subsequent Events – Unaudited (continued)

Investors were given "full ratchet" anti-dilution protection for issuances of Puda's common stock under the notes and the warrants, with carve-outs for (i) issuance of shares of common stock in connection with the conversion of the notes or exercise of the warrants, (ii) the issuance of shares of common stock for the payment of the penalties under the notes, or (iii) the issuance of common stock to employees or directors pursuant to an equity incentive plan approved by Puda's stockholders. Investors were also given registration rights in connection with the resale of (i) the common stock into which the notes may be converted, and (ii) the common stock underlying the warrants, on a registration statement to be filed with the Securities and Exchange Commission. Such registration statement is required to be filed within 30 days following the date of closing of the offer and sale of the Units, which occurred on November 18, 2005, and declared effective within 120 days from that date, or Puda will be subject to pay a penalty to Investors of an amount equal to 1% of the purchase price of each Unit held by Investors, payable in shares of common stock for every 30 day period, or part thereof, after the relevant date. Puda is required to pay the costs associated with the registration statement.

The placement agent was issued five year warrants to purchase 2,500,000 shares of common stock of the Company at an exercise price of $0.60 per share.

The notes and warrants will be accounted for in accordance with SFAS No. 150, EITF 00-19, Accounting Principals Board (“APB”) No. 14 and other relevant generally accepted accounting principals.

22. New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment, an Amendment of SFAS No. 123."  SFAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees.  SFAS No. 123R is effective for the Group for the year ending December 31, 2006.  The Group currently has no stock-based compensation programs, therefore, the adoption of SFAS No. 123R is expected to have no material impact on the Group’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets."  The Statement is an amendment of APB Opinion No. 29.  SFAS No. 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  SFAS No. 153 is effective for the year ending December 31, 2006. The adoption of SFAS No. 153 is expected to have no material impact on the Group’s consolidated financial statements.

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. Unaudited Condensed Financial Information of Registrant

Balance Sheet

(In thousand of United States dollars)

September 30, 2005

ASSETS

Investment in subsidiaries	$ 9,020

TOTAL ASSETS	9,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding Nil	$ -
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding 73,750,000 shares	74
Paid-in capital	10,051
Accumulated deficit	(1,105)

Total stockholders’ equity	9,020

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 9,020

Statement of Operations

(In thousand of United States dollars, except per share data)

For the period from July 15, 2005 to September 30, 2005

Revenue	$ -

General and administrative expenses	-

Net loss	$ -

Net loss per share	$ -

Weighted average number of shares outstanding, basic and diluted	73,750,000

PUDA COAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. Unaudited Condensed Financial Information of Registrant (continued)

Statement of Cash Flows

(In thousand of United States dollars)

For the period from July 15, 2005 to September 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ -

Net cash used in operating activities	-

Net decrease in cash and cash equivalents	-
Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	$ -

    Until April 24, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

LIMITATION OF LIABILITY AND INDEMNIFICATION

Pursuant to Florida law, Puda Coal has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling Puda Coal, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which will be borne the Registrant (not including any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Security Holders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange registration fee	$12,423
Legal fees and expenses	$90,000
Accounting fees and expenses	$
Blue sky fees and expenses	$ 3,000
Transfer Agent and Registrar fees and expenses	$ 1,000
Miscellaneous
Total:	$180,000

Item 26. Recent Sales of Unregistered Securities

2005.  On November 18, 2005, we completed a sale of convertible debt securities in a transaction that was not registered under the Securities Act of 1933, as amended. The private placement was with an aggregate of 87 Investors for 500 Units consisting of 8% unsecured Notes due October 31, 2008 and attached Warrants to purchase shares of Common Stock of Puda Coal for total proceeds of $12,500,000. On November 18, 2005, four of the Investors converted their Notes for a total of 1,700,000 shares of Common Stock.

Keating Securities, LLC was the exclusive placement agent for the offer and sale of the Units. The offer and sale of the Units was conducted pursuant to a private placement memorandum dated September 30, 2005 for a maximum offering amount of $10,000,000, however the offering was oversubscribed and the memorandum was amended November 10, 2005 to, among other things, increase the maximum offering amount to $12,500,000. Investors were given a right to rescind their subscription and receive a refund of all amounts which they may have had deposited into an escrow account established in connection with the offer and sale of the Units up until November 15, 2005 at 5:00 p.m. Eastern Standard Time.

The Units were offered and sold only to accredited investors in the United States and to persons who are not "U.S. persons" as defined in Regulation S under the Securities Act. The Unites, consisting of the Notes and Warrants were offered and sold in reliance on the exemptions from registration afforded under Rule 506 of Regulation D and Regulation S under the Securities Act. Puda Coal did not engage in any public advertising or general solicitation in connection with the issuance of the Units. Puda Coal provided the accredited investors with disclosure of all aspects of its business, including providing the accredited investors with its reports filed under the Exchange Act.

Investors were given "full ratchet" anti-dilution protection for issuances of Puda Coal's Common Stock under the Notes and the Warrants, with carve-outs for (i) issuance of shares of Common Stock in connection with the conversion of the Notes or exercise of the Warrants, (ii) the issuance of shares of Common Stock for the payment of the penalties under the Notes, or (iii) the issuance of Common Stock to employees or directors pursuant to an equity incentive plan approved by Puda Coal's stockholders. Investors were also given registration rights in connection with the resale of (i) the Common Stock into which the Notes may be converted, and (ii) the Common Stock underlying the Warrants, on a registration statement to be filed with the Securities and Exchange Commission. Such registration statement is required to be filed within 30 days following the date of closing of the offer and sale of the Units, which occurred on November 18, 2005, and declared effective within 120 days from that date, or Puda Coal will be subject to pay a penalty to Investors of an amount equal to 1% of the purchase price of each Unit held by Investors, payable in shares of Common Stock for every 30 day period, or part thereof, after the relevant date. Puda Coal is required to pay the costs associated with the registration statement.

In connection with the offer and sale of the Units and the Placement Agreement, as amended, the Placement Agent received a commission of $1,125,000, non-accountable expense amounting to $250,000 and certain other accountable expenses. The Placement Agent also received a five-year warrant to purchase 2,500,000 shares of Common Stock, exercisable for $0.60 per share with piggy-back registration rights pursuant to the Placement Agreement.

The Investor were given registration rights and this registration statement is being filed pursuant to the registration rights agreement.

Prior to the offer and sale of the Units, Puda Coal had 73,915,000 shares of Common Stock issued and outstanding on a fully diluted basis. Following the close of the offer and sale of the Units, Puda Coal has 126,415,000 shares of Common Stock issued and outstanding on a fully diluted basis.

2004.  In September  21, 2004,  we issued 5,000,000  shares of our common  stock to Keating Reverse Merger Fund, LLC at a purchase price of $0.01 per share,  for an  aggregate  purchase  price of $50,000 and we also issued  500,000  shares of our Common Stock to Garisch Financial, Inc. for consulting services rendered to the Company with a fair value of $5,000, or $0.01 per share.  This was prior to our 1 for 10 stock split.  Adjusted for the split, the issuances were 500,000 to Keating Reverse Merger Fund and 50,000 to Garisch.

On April 2, 2004, we cancelled 900,000 shares of common stock issued to its former President, Leonard M. Perle, who resigned for health reasons. On April 2, 2004, we issued 900,000 shares of common stock to Larry Legal as executive compensation for services rendered having a fair value of $9,000.

During April 2004, we cancelled 800,000 shares of common stock previously issued to Pro Finishes, Inc. for marketing services. We issued 800,000 shares of common stock to International Equities Group, Inc. during April 2004 as compensation for marketing services rendered having a fair value of $8,000.

In an equity for debt transaction dated April 23, 2004, International Equities Group, Inc. converted a $600,000 Debenture Note Payable into 37,185,000 shares of our common stock.

On April 23, 2004, Keating Reverse Merger Fund, LLC, pursuant to a Stock Purchase Agreement, acquired from IEG 37,185,000 shares of our common stock.   Effective as of the closing of the Stock Purchase Agreement, Larry Legel resigned as the Chairman of our Board of Directors and as its President, and Kevin R. Keating was appointed as the sole Director, President, Treasurer and Secretary of our company. Concurrently, our principal executive office of was moved to 936A Beachland Boulevard, Suite 13, Vero Beach, FL 32963.

In order to fund our working capital needs, on April 26, 2004, we sold to KRM Fund 5,000,000 shares of common stock at a purchase price of $0.01 per share, for an aggregate consideration of $50,000.

On April 26, 2004, 2,000,000 shares of our common stock were issued to Kevin R. Keating, the Company’s sole officer and director, as compensation for services valued by us at $20,000.  On April 26, 2004, 500,000 shares of our common stock were issued to Bertrand T. Ungar for consulting services valued by the Company at $5,000.

In order to fund our working capital needs, on September 15, 2004, we sold to KRM Fund 5,000,000 shares of common stock at a purchase price of $0.01 per share, for an aggregate consideration of $50,000.

On September 15, 2004, 500,000 shares of our common stock were issued to a financial consulting firm, as compensation for services valued by the Company at $5,000.

         The above shares of Common  Stock were issued  under an exemption  from registration  under  Section  4(2) of the  Securities  Act of 1933.

2003.   In the fourth quarter of 2003, prior to our entering into the Exchange Agreements  we issued options as follows: (i) to Larry Legel, then  President and CEO, 150,000 five year options dated October  20, 2003, at  a strike  price of $0.10 per share for services rendered and to be rendered; (ii) to the Snazari Family Trust,  250,000 three year options dated October 27, 2003, at a strike price of $1.00 per share in consideration of contribution of working capital (iii) to TJP  Management,  Inc., 250,000 three year  options dated October 27, 2003 at a strike of $1.00 per share in consideration of contribution of working capital; (iv) to Gregory A.  Nagel, 1,000,000 five year options dated November 5, 2003 at a strike  price of $1.00 per share in consideration of contribution of working capital.

Item 27. Exhibits and Financial Statement Schedules

        The following exhibits are filed as part of this registration statement:

3.1	Articles of Incorporation (incorporated by reference to Current Report of the Company on Form 8-K file September 21, 2005)

3.2	By-Laws (incorporated by reference to Exhibit 3.2 to SB-2/A , File #333-85306 filed on April 1, 2003

*4.1	Voting Agreement dated 6/29/05 by and among Keating Revenue Merger Fund, LLC, Zhao Ming and Other Shareholders.

10.1

Stock Purchase  Agreement  dated April 23, 2004,  among the Keating Reverse Merger Fund, LLC, Purezza Group, Inc. and International Equities Group, Inc., (incorporated by reference to Exhibit 10.1 of Current Report of the Company filed on Form 8-K on May 14, 2005)

10.2

Exchange Agreement by and among Purezza Group, Inc., Taiyuan Putai Business Consulting Co., Ltd., Shanxi Puda  Resources Co, Ltd., Puda Investment Holding Limited, and each member of Puda BVI dated June 20, 2005 (incorporated by reference to Exhibit 2.1 Current Report of the Company filed on Form 8-K on June 24, 2005)

10.3	Technology License Agreement dated June 24, 2005 between Puda and Putai (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.4

Operating Agreement dated June 24, 2005 between Puda, Putai, Zhao Ming and Zhao Yao (incorporated by reference to Exhibit 10.2 to Exhibit 10.3 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.5	Exclusive Consulting Agreement dated June 24, 2005 between Puda and Putai (incorporated by reference to Exhibit 10.3 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.6

Exclusive Option Agreement dated June 24, 2005 between Puda, Putai, Zhao Ming and Zhao Yao (incorporated by reference to Exhibit 10.4 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.7	Authorization dated June 24, 2005 between Puda, Putai and Zhao Ming (incorporated by reference to Exhibit 10.5 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.8	Authorization dated June 24, 2005 between Puda, Putai and Zhao Yao (incorporated by reference to Exhibit 10.6 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.9

Financial Advisory Agreement dated June 29, 2005, between Purezza and Keating Securities, LLC. (incorporated by reference to Exhibit 10.7 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.10

Form of Subscription Agreement dated November 18, 2005 entered into by Puda Coal, Inc. and the Investors (incorporated by reference to Exhibit 99.1 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.11	Form of Note dated November 18, 2005(incorporated by reference to Exhibit 99.2 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.12	Form of Warrant dated November 18, 2005(incorporated by reference to Exhibit 99.3 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.13

Zhang Yang Plant Conveyance Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Shanxi Puda Resources Group Limited (incorporated by reference to Exhibit 99.5 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.14

Coking Coal Supply Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Jucai Coal Industry Co. (incorporated by reference to Exhibit 99.4 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.15

Liu Lin Plant Conveyance Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Shanxi Puda Resources Group Limited  (incorporated by reference to Exhibit 99.6 to Current Report of the Company filed on Form 8-K on November 23, 2005)

*10.16	Clean Coal Supply Contract - Taiyuan Steel & Iron (Group) Raw Material Trade Co., Ltd.

*10.17	Clean Coal Supply Contract - Handan Steel & Iron Joint-Stock Co., Ltd.

*10.18	Clean Coal Supply Contract - Tangshan Steel & Iron Group Co., Ltd.

*10.19	Clean Coal Supply Contract - Capital Steel & Iron Group Mineral Co.

*10.20	Clean Coal Supply Letter of Intent - Shanxi Coal Import & Export Group Luliang Branch

*10.21	Clean Coal Supply Letter of Intent - Sinochem Corporation

*10.22	Clean Coal Supply Contract - Shanxi Changzhi Steel Group Raw Material Co. Ltd.

*10.23	Clean Coal Supply Contract - Baotou Steel Group Resources Supplying Company

*10.24	Clean Coal Supply Contract - Shandong Haihua Group

10.25

Note & Indebtedness Subordination Agreement dated November 17, 2005 among Puda Coal, Inc., Shanxi Puda Coal Group Co., Ltd., Shanxi Puda Resources Group Limited, and Taiyuan Putai Business Consulting Co., Ltd. (incorporated by reference to Exhibit 99.7 to Current Report of the Company filed on Form 8-K on November 23, 2005)

*10.26	Agreement between Shanxi Puda Resources Group, Ltd. and Shanxi Puda Resources Co., Ltd. dated April 25, 2005

16.1

Letter from Durland & Company, CPA's, P.A. dated  July 19, 2005 regarding change in certifying accountant (incorporated by reference to Exhibit 16/1.7 to Current Report of the Company filed on Form 8-K filed July 22, 2005

*23.1	Consent of Moore Stephens

______________________________

* Filed herewith

Item 28. Undertakings

          (a) The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

       (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Taiyuan, Shanxi Province, The People's Republic of China on March 10, 2006

PUDA COAL, INC.

By: /s/ Zhao Ming Zhao Ming Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Zhao Ming Zhao Ming.	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	March 10, 2006
/s/ Jin Xia Jin Xia	Chief Financial Officer (Principal Financial Officer)	March 10, 2006

/s/ Zhao Yao Zhao Yao	Chief Operating Officer	March 10, 2006
/s/ Wang Lisheng Wang Lisheng	Director	March 10, 2006

EXHIBIT INDEX

Exhibit No.	Exhibits
3.1	Articles of Incorporation (incorporated by reference to Current Report of the Company on Form 8-K file September 21, 2005)
3.2	By-Laws (incorporated by reference to Exhibit 3.2 to SB-2/A , File #333-85306 filed on April 1, 2003
*4.1	Voting Agreement dated 6/29/05 by and among Keating Revenue Merger Fund, LLC, Zhao Ming and Other Shareholders.
10.1

Stock Purchase  Agreement  dated April 23, 2004,  among the Keating Reverse Merger Fund, LLC, Purezza Group, Inc. and International Equities Group, Inc., (incorporated by reference to Exhibit 10.1 of Current Report of the Company filed on Form 8-K on May 14, 2005)

10.2

Exchange Agreement by and among Purezza Group, Inc., Taiyuan Putai Business Consulting Co., Ltd., Shanxi Puda  Resources Co, Ltd., Puda Investment Holding Limited, and each member of Puda BVI dated June 20, 2005 (incorporated by reference to Exhibit 2.1 Current Report of the Company filed on Form 8-K on June 24, 2005)

10.3	Technology License Agreement dated June 24, 2005 between Puda and Putai (incorporated by reference to Exhibit 10.1 to Current Report of the Company filed on Form 8-K on July 18, 2005)
10.4

Operating Agreement dated June 24, 2005 between Puda, Putai, Zhao Ming and Zhao Yao (incorporated by reference to Exhibit 10.2 to Exhibit 10.3 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.5	Exclusive Consulting Agreement dated June 24, 2005 between Puda and Putai (incorporated by reference to Exhibit 10.3 to Current Report of the Company filed on Form 8-K on July 18, 2005)
10.6

Exclusive Option Agreement dated June 24, 2005 between Puda, Putai, Zhao Ming and Zhao Yao (incorporated by reference to Exhibit 10.4 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.7	Authorization dated June 24, 2005 between Puda, Putai and Zhao Ming (incorporated by reference to Exhibit 10.5 to Current Report of the Company filed on Form 8-K on July 18, 2005)
10.8	Authorization dated June 24, 2005 between Puda, Putai and Zhao Yao (incorporated by reference to Exhibit 10.6 to Current Report of the Company filed on Form 8-K on July 18, 2005)
10.9

Financial Advisory Agreement dated June 29, 2005, between Purezza and Keating Securities, LLC. (incorporated by reference to Exhibit 10.7 to Current Report of the Company filed on Form 8-K on July 18, 2005)

10.10

Form of Subscription Agreement dated November 18, 2005 entered into by Puda Coal, Inc. and the Investors (incorporated by reference to Exhibit 99.1 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.11	Form of Note dated November 18, 2005(incorporated by reference to Exhibit 99.2 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.12	Form of Warrant dated November 18, 2005(incorporated by reference to Exhibit 99.3 to Current Report of the Company filed on Form 8-K on November 23, 2005)
10.13

Zhang Yang Plant Conveyance Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Shanxi Puda Resources Group Limited (incorporated by reference to Exhibit 99.5 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.14

Coking Coal Supply Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Jucai Coal Industry Co. (incorporated by reference to Exhibit 99.4 to Current Report of the Company filed on Form 8-K on November 23, 2005)

10.15

Liu Lin Plant Conveyance Agreement dated November 17, 2005 between Shanxi Puda Coal Group Co., Ltd. and Shanxi Puda Resources Group Limited  (incorporated by reference to Exhibit 99.6 to Current Report of the Company filed on Form 8-K on November 23, 2005)

*10.16	Clean Coal Supply Contract - Taiyuan Steel & Iron (Group) Raw Material Trade Co., Ltd.
*10.17	Clean Coal Supply Contract - Handan Steel & Iron Joint-Stock Co., Ltd.
*10.18	Clean Coal Supply Contract - Tangshan Steel & Iron Group Co., Ltd.
*10.19	Clean Coal Supply Contract - Capital Steel & Iron Group Mineral Co.
*10.20	Clean Coal Supply Letter of Intent - Shanxi Coal Import & Export Group Luliang Branch
*10.21	Clean Coal Supply Letter of Intent - Sinochem Corporation
*10.22	Clean Coal Supply Contract - Shanxi Changzhi Steel Group Raw Material Co. Ltd.
*10.23	Clean Coal Supply Contract - Baotou Steel Group Resources Supplying Company
*10.24	Clean Coal Supply Contract - Shandong Haihua Group
10.25

Note & Indebtedness Subordination Agreement dated November 17, 2005 among Puda Coal, Inc., Shanxi Puda Coal Group Co., Ltd., Shanxi Puda Resources Group Limited, and Taiyuan Putai Business Consulting Co., Ltd. (incorporated by reference to Exhibit 99.7 to Current Report of the Company filed on Form 8-K on November 23, 2005)

*10.26	Agreement between Shanxi Puda Resources Group, Ltd. and Shanxi Puda Resources Co., Ltd. dated April 25, 2005
16.1

Letter from Durland & Company, CPA's, P.A. dated  July 19, 2005 regarding change in certifying accountant (incorporated by reference to Exhibit 16/1.7 to Current Report of the Company filed on Form 8-K filed July 22, 2005

*23.1	Consent of Moore Stephens

______________________________

* Filed herewith